Exhibit 10.17

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Joint Venture Agreement
March 24, 2019
Strictly Confidential

JOINT VENTURE AGREEMENT

By and Between

Hunch Ventures and Investments Private Limited

(as Hunch)

and

Blade US, LLC

(as Blade)

and

FlyBlade India Private Limited

(as FlyBlade)

Dated 24th March, 2019

Joint Venture Agreement

March 24, 2019

Strictly Confidential

TABLE OF CONTENTS

Sr. No.	Clause/ Provision	Pages
1.	Preamble and Recitals	3
2.	Clause 1: Definitions and Interpretations	4-12
3.	Clause 2: Completion Date	13
4.	Clause 3: Subscription of Equity Shares of FlyBlade	13
5.	Clause 4:Conditions Precedent to Completion Date	13-14
6.	Clause 5: Completion	14-15
7.	Clause 6: Post Completion Activities	15-16
8.	Clause 7: Business	16-17
9.	Clause 8: Further Financing	17-19
10.	Clause 9: Business Plan and Operations	19-20
11.	Clause 10: Governance, Board, and Operation Management	20-30
12.	Clause 11: Distribution of Dividends	30
13.	Clause 12: Financial Matters, Business, Information and Reporting	30-32
14.	Clause 13: Non-Compete and Non-Solicitation	32-33
15.	Clause 14: Transfer of Shares	33-35
16.	Clause 15: Dissolution Event	36
17.	Clause 16: Term and Termination	36-37
18.	Clause 17: Representations and Warranties	37-38
19.	Clause 18: Indemnity	38
20.	Clause 19: Confidentiality	38
21.	Clause 20: Intellectual Property	39
22.	Clause 21: Governing Laws, Jurisdiction and Dispute Resolution	39-40
23.	Clause 22: General Clauses	40-43
24.	Clause 23: Signatures and Common Seal	44-46
25.	Annexure I: Business Plan	47
26.	Annexure II: Form of CP Satisfaction Notice	48
27.	Annexure III: Reserved Matters	49
28.	Annexure IV: Deed of Adherence	50-51

Joint Venture Agreement

March 24, 2019

Strictly Confidential

JOINT VENTURE AGREEMENT

This Joint Venture Agreement is entered into on this 24th day of March 2019 (“Execution Date”) at New Delhi by and between:

1.	Hunch Ventures and Investments Private Limited, a private limited incorporated under the laws of India and validly existing under the provisions of the Companies Act, 2013with its principal place of business/ registered office at 005 Ground Floor, Plot No. 09, Copia Corporate Suites, Jasola, New Delhi, South Delhi-110044, IN, hereinafter referred to as “Hunch”, which expression shall, unless repugnant to the subject, context or meaning thereof, be deemed to include its successors and permitted assigns;

2.	Blade US, LLC, incorporated under the laws of the United States of America, with its registered / corporate office at 850 New Burton Road, Suite 201, County of Kent, City of Dover, State of Delaware 19904, hereinafter referred to as “Blade”, which expression shall, unless repugnant to the subject, context or meaning thereof, be deemed to include its successors and permitted assigns;

And

3.	FlyBlade India Private Limited, a company incorporated and validly existing under the provisions of the Companies Act, 2013, with its registered office at The Circle 5th Floor, Huda City Centre, Sector-29, Gurgaon-122001, Haryana, India, hereinafter referred to as “FlyBlade”, which expression shall, unless repugnant to the subject, context or meaning thereof, be deemed to include its successors and permitted assigns.

Hunch, Blade and FlyBlade, where ever the context so requires, are hereinafter individually referred to as a “Party” and collectively as “Parties”.

WHEREAS:

A.	Hunch is a venture capital firm based in New Delhi, India engaged inter alia in the business of making investments in various businesses.

B.	Blade is engaged in the business of inter alia arranging air transportation services using its proprietary technology.

C.	Hunch, together with its nominee shareholder, legally and beneficially own Equity Shares (as defined below) (“FlyBlade Initial Shares”), constituting one hundred percent (100%) of the Share Capital (as defined below) immediately before the Completion Date (as defined below). The authorised share capital of FlyBlade as of the Execution Date is INR 1,00,000 (Rupees One Lakhs only) divided into 10,000 Equity Shares.

D.	Hunch and Blade, the Parties, have agreed to convert FlyBlade into a joint venture entity between Hunch and Blade, in order to undertake the Business (as defined below) (the “Transaction”). The Parties will contribute for this purpose, services constituting the knowledge, technical know- how, research and development, strategic and financial capabilities and experience of Hunch and Blade, in accordance with this Agreement (as defined below).

E.	The authorised share capital of FlyBlade as of the Completion Date shall be INR One Hundred and Forty Million seven hundred and sixty thousand only (Indian Rupees 140,760,000) divided into ten thousand (10,000) Equity Shares of INR fourteen thousand and seventy-six (Rupees 14,076) each. Hunch and Blade shall subscribe to Equity Shares of FlyBlade in the proportion mentioned under this Agreement.

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F.	The Parties are now desirous of entering into this Agreement to set forth and record the terms and conditions agreed between the Parties for allotment of Equity Shares to Hunch and Blade by FlyBlade; and the rights and obligations of Hunch and Blade in their capacity as the Shareholders (as defined below) of FlyBlade.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement, except where the context otherwise requires, capitalized terms defined in quotations and/or parenthesis have the meaning so ascribed and the following terms shall have the following meanings ascribed to them:

“Accounting Principles” means the accounting principles and policies adopted by FlyBlade which shall, unless otherwise mutually agreed between the Shareholders, mean the Generally Accepted Accounting Principles and practices as prescribed by the Institute of Chartered Accountants of India (Indian GAAP) and reconciled with the accounting principles and practices as prescribed by the IFRS Foundation and the International Accounting Standards Board (IFRS);

“Adjourned Shareholders Meeting” has the meaning as ascribed to it in Clause 10.11.5;

“Affiliate”in relation to any Party shall mean entity, which, directly or indirectly, Controls, is Controlled by, or is under common Control with such Party;

“Affiliate Transferor”has the meaning as ascribed to it in Clause 14.3.2;

“AGM” means the annual general meeting of FlyBlade;

“Agreed Form” means the form of the relevant document(s) agreed between the relevant Parties and initialed by them or on their behalf by their duly authorized representatives for the purposes of identification;

“Agreement” means this Joint Venture Agreement and shall include all its schedules, appendices and annexures and all modifications, alterations, additions, deletions, amendments or supplements thereto made in writing upon mutual consent of the Parties upon the execution or furtherance of this agreement;

“Alternate Director” has the meaning ascribed to it in Clause 10.5;

“Ancillary Agreements” means certain agreements entered into, or to be entered into from time to time, as the case may be, by and between Hunch and Blade for the purpose of carrying out the Business including, but not limited to, the Licensing Agreement and any other agreement incidental to the conduct of Business which has been designated in writing as an Ancillary Agreement by Hunch and Blade;

“Annual Budget” has the meaning as ascribed to it in Clause 9.2;

“Anti-Bribery Laws” has the meaning ascribed to it in Clause 7.3;

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“Applicable Law(s)” means any and all applicable provisions of any (i) constitution, treaties, statutes, law (including the common law), codes, rules, regulations, ordinances, directions, guidelines, circulars, notifications, clarifications, explanations, bye-laws or orders pronounced by any Governmental Authority having the force of law; (ii) requisite Governmental Approvals(as defined herein below); and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority;

“Articles” mean the articles of association of FlyBlade, as amended from time to time;

“Blade Board Observers” has the meaning ascribed to it under Clause 10.1.6;

“Blade Contribution”means an amount of US Dollars two hundred thousand only ($200,000) paid by Blade for subscribing to the Blade Subscription Shares, in accordance with the terms of the Agreement;

“Blade Director” has the meaning ascribed to it under Clause 10.1.5;

“Blade Option” has the meaning ascribed to it under Clause 8.1;

“Blade Option Notice” has the meaning ascribed to it under Clause 8.1;

“Blade Option Period” has the meaning ascribed to it under Clause 8.1;

“Blade Subscription Shares” means one thousand (1,000) Equity Shares subscribed to by Blade on the Completion Date in accordance with Clause 5, constituting ten percent(10%) of the Share Capital;

“Board” means the board of Directors of FlyBlade, as duly constituted from time to time in accordance with the terms of this Agreement and the Charter Documents from time to time;

“Board Committee” has the meaning ascribed to it under Clause 10.8;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in India or in the United States are permitted to be closed;

“Business Plan” means FlyBlade business plan as set out in Annexure I to this Agreement;

“Capital Call” has the meaning ascribed to it under Clause 8.7.1;

“Catch-up Right” has the meaning ascribed to it under Clause 8.7.2;

“CEO” means the chief executive officer (or by whatever other name called) of FlyBlade appointed in terms of this Agreement from time to time;

“CFO” means the chief financial officer (or by whatever other name called) of FlyBlade appointed in terms of this Agreement from time to time;

“Chairman” means the chairman of the Board appointed in terms of this Agreement from time to time;

“Charter Documents” mean, collectively, the Memorandum and Articles, as amended from time to time, and for clarity, include the Restated Charter Documents;

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“Claims” means claims, notices, actions, Losses, damages, cost, expenses, liabilities, penalties, prosecutions, proceedings, any other demands, and the like; in each case, when due and payable;

“Companies Act” means the (Indian) Companies Act, 2013 and rules framed thereunder including any amendments or modifications or re-enactments thereof;

“Competitor” means any Person which is directly or indirectly engaged in the Business.

“Consent” means any permission, ratification, notice, clearance, no objection certificate, consent, license, approval, authorisation, waiver, permit, grant, concession, agreement, certificate, exemption, order, registration, or any other form of authorization of whatever nature and by whatever name called, which is required to be granted by a Governmental Authority, the Board, the shareholders or any other body of FlyBlade, creditors or any other Person or authority or under any Applicable Law or contract;

“Contributing Party” has the meaning ascribed to it under Clause 8.7.2;

“Controlling”, “Controlled by” or “Control” means, with respect to any Party: (i) the ownership of more than fifty percent (50%) of the equity shares or other voting securities or economic interest of such Party; or (ii) the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of such Party; or (iii) the power to appoint a majority of the directors or other individuals exercising similar authority with respect to such Party; by virtue of ownership of voting securities or management or contract or in any other manner, whether (a) formal or informal; or (b) directly or indirectly, including through one or more other Party and (iv) shall include, without limitation, the definition of “control” under in Section 2(27) of the Companies Act; and the term “Common Control” shall be construed accordingly;

“COO” means the chief operating officer (or by whatever other name called) of FlyBlade appointed in terms of this Agreement from time to time;

“CP Satisfaction Notice” has the meaning ascribed to it under Clause 4.3;

“Deadlock” has the meaning ascribed to it under Clause 10.12.1;

“Deadlock Option Notice”has the meaning ascribed to it under Clause 10.12.5;

“Deed of Adherence”means a deed substantially in the form set out in Annexure IV to this Agreement;

“Default Notice” has the meaning ascribed to it under Clause 16.4.2;

“Defaulting Party” means a Party in default as a result of an occurrence and continuation of one or more events of default as set out under Clause 16.4.2;

“Director” shall mean any director for the time being of FlyBlade including, where applicable, any Alternate Director;

“Dispute” has the meaning ascribed to it under Clause 21.2.1;

“Dissolution Event” has the meaning ascribed to it under Clause 15;

“D&O Insurance” has the meaning ascribed to it under Clause 10.7;

“EGM” means any extra-ordinary general meeting of the Shareholders;

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“Employee Shareholder” means any employee, officer or director who is issued or holds any Shares pursuant to any management incentive plan, including the management incentive plan to be implemented by FlyBlade pursuant to Clause 10.10.4.

“Encumbrance” means (i) any mortgage, charge (fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Party, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect substantially equivalent to the granting of security under Applicable Law; (ii) any voting agreement, interest, option, right of pre-emption, right of first offer or refusal or Transfer restriction in favour of any Party; (iii) any actionable Claim as to title, possession or use; or (iii) any agreement, arrangement or obligation to create any of the foregoing, and “Encumber” shall be construed accordingly;

“Equity Shares” means equity shares of FlyBlade, each having a face value of INR fourteen thousand and seventy-six (Rupees 14,076);

“Event of Default” has the meaning ascribed to it under Clause 16.3;

“Execution Date” has the meaning ascribed to it under the preamble to this Agreement;

“FCPA” has the meaning ascribed to it under Clause 7.3;

“Financial Year” has the meaning assigned to the term in Section 2(41) of the Companies Act;

“FlyBlade Initial Shares” shall mean 10,000 (Ten Thousand) Equity Shares of FlyBlade owned by Hunch, together with its nominee shareholder legally and beneficially, constituting one hundred percent (100%) of the Share Capital immediately before the Completion Date; and to be subscribed to by Hunch and Blade in the proportion of ninety percent (90%) and ten percent (10%) respectively, on the Completion Date;

“Force Majeure” means occurrence of one or more of the following events in India which are beyond the control of the Parties, and which are unforeseen, unavoidable or insurmountable (in each case, as enumerated below), and which arise after the date of this Agreement and which prevents or restricts total or partial performance of this Agreement by either Party:

a.	war (whether declared or not), armed conflict, hostile attack, blockade and military embargo, invasion, act of a foreign enemy, extensive military mobilisation;

b.	civil war, riot, rebellion and revolution, military or usurped power, insurrection, civil commotion or disorder, mob violence, act of civil disobedience;

c.	act of terrorism, sabotage or piracy;

d.	act of authority whether lawful or unlawful including enactment of a new law, compliance with any law or governmental order, rule, regulation or direction, curfew restriction, expropriation, compulsory acquisition, seizure of works, requisition, nationalisation;

e.	act of God, plague, epidemic, natural disaster such as but not limited to violent storm, cyclone, typhoon, hurricane, tornado, blizzard, earthquake, nuclear catastrophe, volcanic activity, land slide, tidal wave, tsunami, flood, damage or destruction by lightning, drought or contagious disease;

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f.	explosion, fire, destruction of machines, equipment, factories and of any kind of installation, prolonged breakdown of transport, telecommunication or electric current; or

g.	general labour disturbance such as but not limited to boycott or strike.

“Fully Diluted Basis” shall mean on the basis that all Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so issued, converted, exercised or exchanged (as the case may be) in accordance with their terms;

“General Meeting” means the general meeting of the Shareholders of FlyBlade;

“Governmental Approval” means any Consent of, with or to any Governmental Authority;

“Governmental Authority” means in relation to India, the central government, or any State government or any other political sub-division thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of India, as applicable, or any political subdivision thereof or any other applicable jurisdiction; any court, tribunal or arbitrator and any securities exchange or body or authority regulating such securities exchange;

“Gross Margin” means the remainder, if positive, of gross revenues less aggregate aircraft charter costs;

“Hunch Contribution”means an amount of US Dollars one million and eight hundred thousand only ($1,800,000) paid by Hunch for subscribing to the Hunch Subscription Shares, in accordance with the terms of the Agreement;

“Hunch Directors” has the meaning ascribed to it under Clause 10.1.4;

“Hunch Subscription Shares” means nine thousand (9,000) Equity Shares subscribed to by Hunch on the Completion Date in accordance with Clause 5, constituting ninety percent (90%) of the Share Capital;

“INR” or “Rs.” means Indian Rupees, the lawful currency of India;

“Intellectual Property” means, to the extent directly used in connection with the Business, patents, trademarks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered and includes registrations and applications for registration;

“Initial Capital Call” has the meaning ascribed to it under Clause 8.1.

“Key Officers” means: the CEO, COO, and CFO, who shall be in full time employment of FlyBlade;

“LIBOR” means the London Inter-Bank Offered Rate;

“Licensed IP Support” has the meaning as ascribed to it under the Licensing Agreement;

“Licensing Agreement” means that certain Licensing Agreement, dated as of 24th March 2019, by and between Blade Urban Air Mobility, Inc. and FlyBlade;

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“Long Stop Date” means ninety (90) Business Days from the Execution Date, or such other extended date as may be mutually agreed by Hunch and Blade, in writing;

“Losses” means all (i) losses; (ii) liabilities; and (iii) reasonable costs, charges attorneys’ fees and expenses, including out-of-pocket expenses, and accountants’ fees and disbursements; provided that, in each case (a) whether or not resulting from third party Claims; and (b) only if actual; and for clarity, including those resulting from actions, proceedings, Claims and including interests and penalties with respect thereto;

“Major Shareholder” has the meaning as ascribed to it under Clause 10.12.5;

“Major Shareholder Shares” has the meaning ascribed to it under Clause 10.12.5;

“Memorandum” means the memorandum of association of FlyBlade, as amended from time to time;

“Minor Shareholder” has the meaning as ascribed to it under Clause 10.12.5;

“Minor Shareholder Shares” has the meaning as ascribed to it under Clause 10.12.5;

“Non-Contributing Party” has the meaning as ascribed to it under Clause 8.7.2;

“Non-Defaulting Party” has the meaning as ascribed to it under Clause 16.4.1;

“Offer to Purchase” has the meaning as ascribed to it under Clause 10.12.5;

“Offer to Sell” has the meaning as ascribed to it under Clause 10.12.5;

“Offeree”has the meaning as ascribed to it under Clause 14.4.1;

“Offeree Election Notice” has the meaning as ascribed to it under Clause 14.4.2;

“Offeree Election Period” has the meaning as ascribed to it under Clause 14.4.2;

“Offeree Election Price” has the meaning as ascribed to it under Clause 14.4.2;

“Offeror” has the meaning as ascribed to it under Clause 14.4.1;

“Officer Designate” means “occupier”, “principal officer”” or an “officer in default” or as an employer of any of the employees of FlyBlade;

“Original Board Meeting” has the meaning as ascribed to it under Clause 10.6.2;

“Original Director” has the meaning as ascribed to it under Clause 10.5;

“Original Shareholders Meeting” has the meaning as ascribed to it under Clause 10.11.5;

“Parent” means any Person that has direct or indirect ownership of, or has the right to directly or indirectly direct, control or make all material decisions for, Hunch or Blade, as applicable;

“Percentage Ownership” refers to the proportion that the number of Shares held by such Shareholder bear to the entire Share Capital (in percentage terms) on Fully Diluted Basis, provided that no Shares issued to or held by any Employee Shareholder shall be included in the calculation of the entire Share Capital on a Fully Diluted Basis for purposes of this definition of “Percentage Ownership”;

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“Person” means any individual, joint venture, company, corporation, partnership (whether limited or unlimited), proprietorship, trust or other enterprise (whether incorporated or not), Hindu Undivided Family, union, association, or any agency, department, authority or sub- division thereof and shall include their respective successors and in case of an individual shall include his/her legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being;

“Purchase Price” has the meaning as ascribed to it in Clause 10.12.5;

“RBI” means the Reserve Bank of India, established under the Reserve Bank of India Act, 1934;

“Reconvened Board Meeting” has the meaning as ascribed to it under Clause 10.6.2;

“Related Party” has the meaning as ascribed to it under Section 2(76) of the Companies Act;

“Relative” has the meaning as ascribed to it under Section 2(77) of the Companies Act;

“Reserved Matters” means matters set forth in Annexure III to this Agreement which shall require the prior written consent of Hunch Directors, Blade Directors or Blade Board Observers, as the case may be, only in accordance with Clause 10.13;

“Restated Charter Documents” means the amended and/or restated Articles and Memorandum that give effect to the provisions of this Agreement in the Agreed Form;

“RoC” means the Registrar of Companies at NCT Delhi and Haryana, India;

“ROFO Acceptance Notice” has the meaning as ascribed to it under Clause 14.4.3;

“ROFO Notice” has the meaning as ascribed to it under Clause 14.4.1;

“ROFO Period” has the meaning as ascribed to it under Clause 14.4.3;

“ROFO Shares” has the meaning as ascribed to it under Clause 14.4.1;

“Second Adjourned Shareholders Meeting” has the meaning as ascribed to it under Clause 10.11.5;

“Second Reconvened Board Meeting” has the meaning as ascribed to it under Clause 10.6.2;

“Shareholder” means either Hunch or Blade or any other party who holds Equity Shares or may hereinafter hold Shares in accordance with the terms of this Agreement and is registered in the register of members of FlyBlade, except for Employee Shareholders, and “Shareholders” shall mean and refer to them collectively;

“Shareholder Loan” has the meaning as ascribed to it under Clause 8.6;

“Shares” means any share (of whatever class or denomination) and includes the Equity Shares or any securities convertible into Equity Shares, in the Share Capital;

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“Share Capital” means the total issued, subscribed and paid up share capital of FlyBlade, including Equity Shares and preference shares and other Shares, calculated on a Fully Diluted Basis;

“Third Party Offering” has the meaning as ascribed to it under Clause 8.2.

“Third Party Offering Discount” has the meaning as ascribed to it under Clause 8.2.

“Transaction” has the meaning as ascribed to it in Clause D of the Recitals;

“Transaction Expenses” means all the costs and expenses paid by a Party with respect to the consummation of the Transaction and the execution of this Agreement;

“Transfer” means to transfer, sell, gift, assign, pledge, hypothecate, mortgage, create a security interest in or lien on, Encumber, place in trust (voting or otherwise), transfer by operation of Applicable Law or in any other way subject to any Encumbrance or dispose of, whether voluntarily or involuntarily including, without limitation, any attachment, assignment for the benefit of creditors, and with respect to a company the appointment of a custodian, liquidator or receiver of any of its properties, business or undertaking; provided that, with respect to Blade, a change of control transaction or sale of all or substantially all of the assets of Blade does not constitute a Transfer of Equity Shares for the purposes of Clause 16 hereof;

“Transferee” has the meaning as ascribed to it under Clause 14.4.2;

“Trigger Date” has the meaning as ascribed to it under Clause 10.12.5;

“U.S. Tax Classification Election” has the meaning ascribed to it under Clause 12.5;

“Warranty(ies)” means the representations and warranties given by the Parties under this Agreement;

1.2	Interpretations

1.2.1	Headings, sub-headings, titles, sub-titles to clauses, sub-clauses and paragraphs are for information only and do not affect the interpretation of this Agreement.

1.2.2	References to recitals, clauses, sub-clauses and schedules shall be deemed to be a reference to the recitals, clauses, sub-clauses and Schedules of this Agreement.

1.2.3	The terms, words or phrases referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meanings ascribed to them under the relevant statute/legislation, provided however that, no meaning shall be assigned to such terms, words or phrases which derogate or detract from, in any way, the intent of this Agreement.

1.2.4	Reference to statutory provisions / law shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the date of this Agreement) for the time being in force, to all statutory instruments or orders made pursuant to such statutory provisions and to any subordinate legislation (including regulations) made (whether before or after the date of this Agreement) under such statutory provisions / law.

1.2.5	Words denoting the singular shall include the plural (and vice-versa) and words denoting any gender shall include all genders.

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1.2.6	Reference to days, months and years are to calendar days, calendar months and calendar years, respectively.

1.2.7	Unless otherwise specified, whenever any payment is to be made or action taken under this Agreement is required to be made or action taken on a day which day is not a Business Day, such payment shall be made or action taken on the immediately following Business Day.

1.2.8	Words “directly or indirectly” mean directly, or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and “direct or indirect” have the correlative meanings.

1.2.9	The words “include” and “including”, wherever appearing in the Agreement, are to be construed without limitation.

1.2.10	No provisions shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

1.2.11	The terms “herein”, “hereof”, “hereto”, “hereunder”, and words of similar purport refer to this Agreement as a whole and not to any particular clause, sub-clause of this Agreement or to any paragraph of any Schedule to this Agreement.

1.2.12	The recitals, schedules, appendices, annexures and exhibits, if any, shall form an integral and operative part of this Agreement and all provisions contained in the recitals, schedules, appendices, annexures and exhibits, if any, hereunder written shall have effect in the manner as if they were specifically set forth herein.

1.2.13	The recitals contained herein and this Clause 1.2 shall constitute an integral and operative part of this Agreement.

1.2.14	The words “other” or “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible.

1.2.15	Any reference to any Party being obliged to “procure” or “cause” any action shall be construed as a reference to that Party being obliged to exercise all rights and powers available to it so as to procure or cause the relevant action.

1.2.16	A reference to a specific time for the performance of an obligation is a reference to that time in the country, province, state, country or other place where that obligation is to be performed.

1.2.17	Time is of the essence in the performance of the Parties’ respective obligations; if any time period specified herein is extended, such extended time shall also be of the essence.

1.2.18	References to writing means electronic mail or other means of reproducing words in visible form but excludes short messaging service.

2.	COMPLETION DATE

This Agreement shall, except for this Clause 2, which shall come into force and effect upon the Execution Date, shall come into and be in full force and effect upon the Completion Date.

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3.	SUBSCRIPTION OF EQUITY SHARES OF FLYBLADE

3.1	Subscription by Blade

Subject to fulfilment of the Conditions Precedent in accordance with Clause 4 (Conditions Precedent to Completion Date), Blade hereby agrees and undertakes to subscribe to, and FlyBlade agrees to issue, allot and deliver to Blade at Completion Date, the Blade Subscription Shares, free and clear of all Encumbrances and together with all rights, title, interest and benefits appertaining thereto, against payment of the Blade Consideration in accordance with the terms hereof, such that Blade shall hold Equity Shares representing ten percent (10%) of the Share Capital on the Completion Date.

3.2	Subscription by Hunch

Subject to fulfilment of the Conditions Precedent in accordance with Clause 4 (Conditions Precedent to Completion Date), Hunch hereby agrees and undertakes to subscribe to, and FlyBlade agrees to issue, allot and deliver to Hunch at Completion Date, the Hunch Subscription Shares, free and clear of all Encumbrances and together with all rights, title, interest and benefits appertaining thereto, against payment of Hunch Consideration in accordance with the terms hereof, such that Hunch shall hold Equity Shares representing ninety percent (90%) of the Share Capital on the Completion Date.

3.3	Each of the Parties agrees to bear, severally and not jointly, its own Transaction Expenses.

4.	CONDITIONS PRECEDENT TO COMPLETION DATE

4.1	The obligation of the Parties to complete the subscription to Equity Shares is subject to the fulfilment of the following actions (the “Conditions Precedent”) by the Parties, to the satisfaction of each other, on or prior to the Long Stop Date, unless such fulfilment in respect of any of the Conditions Precedent has been waived (in whole or in part) or deferred in writing by each Party, to the extent such waiver or deferral does not result in a breach by either Party of Applicable Law and/or the terms of any Government Approval:

4.1.1	The representations and warranties of each Party as set out in Clause 17 shall be true and correct in all respects as of the Execution Date and as of the Completion Date, as though made on and as of each such date;

4.1.2	Hunch and Blade shall have agreed to a detailed Business Plan for the purposes of operation and management of FlyBlade, including the Annual Budget;

4.1.3	FlyBlade shall have procured any and all required governmental regulatory approval and permits in order to operate the Business; and

4.1.4	The Parties shall have agreed to and executed a binding agreement with respect to the services to be provided by Global Vectra Helicorp Limited including substantially all of the terms and conditions contained in that certain Letter of Intent, dated as of December 3, 2018, by and between Global Vectra Helicorp Limited and FlyBlade.

4.2	Parties shall make all reasonable endeavors to ensure that the Conditions Precedent to the extent not waived or deferred by the Parties, in writing in accordance with Clause 4.1 above, are fulfilled as soon as reasonably practicable and in any event before the Long Stop Date.

4.3	Upon becoming aware of the satisfaction of all Conditions Precedent, FlyBlade shall, within two (2) Business Days of such fulfilment, certify to the satisfaction of Hunch and Blade, in the form and manner set out in Annexure II (“CP Satisfaction Notice”) along with certified true copies of all necessary documents evidencing fulfilment of each of the Conditions Precedent.

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4.4	Upon receipt of the CP Satisfaction Notices by the both Hunch and Blade, the Parties shall mutually agree upon a date for completion in writing which shall be no later than the Long Stop Date (“Completion Date”).

5.	COMPLETION

5.1	Completion shall take place on the Completion Date at the registered office of FlyBlade, unless the Parties mutually agree otherwise.

5.2	The following events shall take place simultaneously on Completion Date:

5.2.1	Hunch and Blade shall remit the Hunch Subscription Consideration and Blade Subscription Consideration, respectively, by way of wire transfer through normal banking channels, or any other method as may be mutually agreed to in writing between the Parties to the designated bank account of FlyBlade, details of which shall be provided by FlyBlade to Hunch and Blade in writing at least five(5) days prior to the Completion Date, to enable Hunch and Blade to subscribe to Hunch Subscription Shares and Blade Subscription Shares as per the terms of this Agreement. On Completion Date, the Percentage Ownership of Hunch and Blade shall represent ninety percent(90%) and ten percent (10%)respectively of the Share Capital.

5.2.2	FlyBlade shall duly convene and hold a meeting of the Board and pass resolutions in the manner prescribed under the Companies Act and the Articles to:

a.	record the receipt of the Hunch Subscription Consideration and Blade Subscription Consideration to the designated bank account of FlyBlade;

b.	duly approve the issuance and allotment of Hunch Subscription Shares to Hunch and Blade Subscription Shares to Blade;

c.	register Hunch and Blade as the registered Shareholders and members of FlyBlade in FlyBlade’s register of members;

d.	authorize the endorsement of the share certificates in respect of Blade Subscription Shares and Hunch Subscription Shares;

e.	adopt the Business Plan;

f.	authorize certain Directors or employees or officers of FlyBlade to operate the bank accounts of FlyBlade;

g.	authorize certain Directors or employees or officers of the FlyBlade to make requisite statutory filings with the RoC or other Governmental Authorities;

h.	approve the Restated Charter Documents, subject to the approval of the Shareholders at an extra ordinary general meeting as set out in Clause 5.2.2(i) below; and

i.	convene an extra ordinary general meeting of the Shareholders, at shorter notice, in the manner prescribed under the Companies Act and in the Articles for: (x) adoption of the Restated Charter Documents; and (y) reconstitution of the Board including the appointment of the Hunch Directors.

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5.2.3	FlyBlade shall endorse the share certificates in respect of the Blade Subscription Shares in favour of Blade and shall deliver such endorsed share certificates to Blade.

5.2.4	FlyBlade shall endorse the share certificates in respect of the Hunch Subscription Shares in favour of Hunch and shall deliver such endorsed share certificates to Hunch.

5.2.5	Immediately after the Board meeting under Clause 5.2.2, FlyBlade shall convene an extra ordinary general meeting of the Shareholders, at shorter notice, to pass resolutions for: (x) adoption of the Restated Charter Documents; and (y) reconstitution of the Board, including the appointment of the Hunch Directors.

5.2.6	FlyBlade to deliver to Blade and Hunch:

a.	duly stamped allotment letters, evidencing the issuance and allotment of Blade Subscription Shares and the Hunch Subscription Shares to Blade and Hunch, respectively;

b.	certified copies of each of the resolutions as set out under Clauses 5.2.2 and 5.2.5; and

c.	certified copy of the extract from the register of members of FlyBlade, evidencing Blade and Hunch as the legal and beneficial owners of the Blade Subscription Shares and the Hunch Subscription Shares, respectively.

5.2.7	All transactions contemplated by this Agreement to be completed on the Completion Date shall be deemed to occur simultaneously and Completion shall not be consummated unless all such transactions are consummated.

6.	POST-COMPLETION ACTIVITIES

FlyBlade shall perform the following actions within the timelines specified herein and shall provide Blade and Hunch with certified true copies of necessary documents evidencing fulfilment of such actions, no later than five (5) Business Days from the date on which each of the following actions are completed:

6.1	FlyBlade shall promptly intimate the receipt of Blade Subscription Consideration in the applicable format through the designated branch of an authorized dealer to the concerned regional office of RBI within five (5) days of the Completion Date;

6.2	FlyBlade shall execute and deliver the Single Master Form (FC-GPR) (in Agreed Form) together with all annexures thereto to an authorized dealer of RBI within ten (10) days from the Completion Date;

6.3	FlyBlade shall provide Blade with certified true copies of the filings made under Clause 6.1 and Clause 6.2 above within three (3) Business Days of the submission and forward a copy of an acknowledgement of receipt by the authorized dealer bank as soon as made available;

6.4	FlyBlade shall deliver the following to Blade and Hunch within fifteen (15) Business Days of the Completion Date:

6.4.1	a certified true copy of the register of Directors maintained by FlyBlade updated as of the Completion Date evidencing appointment of the Blade Board Observers and the Hunch Directors;

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6.4.2	a certified true copy of Form MGT-14 of the Companies (Management and Administration) Rules, 2014 duly filed with the RoC along with the filing receipt issued by the RoC confirming the filing with the ROC, in respect of issuance of Blade Subscription Shares and the Hunch Subscription Shares and the Restated Charter Documents pursuant to this Agreement along with the filing receipt issued by the RoC;

6.4.3	a certified true copy of Form PAS-3 of the Companies (Prospectus and Allotment of Securities) Rules, 2014 duly filed with the RoC along with the filing receipt issued by the RoC confirming the filing with the RoC, in respect of such filing reflecting the issuance of the Blade Subscription Shares and the Hunch Subscription Shares;

6.4.4	a certified true copy of Form DIR-12 of the Companies (Appointment and Qualification of Directors) Rules, 2014 duly filed with the RoC, along with the filing receipt issued by the ROC confirming filing with the ROC, in respect of appointment of the Hunch Directors; and

6.4.5	a copy, certified as a true copy, of Form GNL-2 duly filed with the RoC (in the form and manner set out in Form PAS-4) and the record of a private placement offer (in the form and manner set out in Form PAS-5), along with the filing receipt issued by the ROC confirming filing with the ROC.

7.	BUSINESS

7.1	The business of FlyBlade shall comprise marketing, distribution and sale of air transportation services (“Business”).

7.2	Roles and Contributions of the Parties. Each Party shall assist FlyBlade in carrying on its Business and operations by making the following contributions to the Business of FlyBlade, subject to the terms of the relevant Ancillary Agreements:

7.2.1	Blade shall provide the Licensed IP Support pursuant to the Licensing Agreement.

7.2.2	Hunch shall:

a.	support the day to day operations of the Business;

b.	to implement the Business Plan;

c.	hire and / or otherwise provide personnel;

d.	ensure FlyBlade’s compliance with Applicable Laws;

e.	manage payments to and coordinate charters with local operations;

f.	to the extent necessary, separately form and capitalize a separate legal entity (or legal entities, as the case may be) for the purpose of leasing and/or owning aircraft.

Notwithstanding the foregoing, Hunch and Blade agree that their respective performance of the obligations set forth in this Clause 7.2 shall be subject to any limitations set forth in the Annual Budget, as amended from time to time, and neither shall take or fail to take actions in contradiction with any limitation or obligation set forth in the Annual Budget.

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7.3	Anti-Bribery Compliance. FlyBlade shall comply with the U.S. Foreign Corrupt Practices Act, as amended (the “FCPA”), the laws and regulations of India relating to bribery and corruption, and all other applicable anti-bribery and anti-corruption laws and regulations (collectively, “Anti-Bribery Laws”). Neither FlyBlade nor any of FlyBlade’s directors, officers, employees or agents shall, directly or indirectly, make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign (i.e., non-U.S.) political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist FlyBlade in obtaining or retaining business for or with, or directing business to, any person. Neither FlyBlade nor any of FlyBlade’s directors, officers, employees or agents shall make or authorize any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any Anti-Bribery Law. FlyBlade further represents that it shall adopt, maintain and implement an anti-bribery compliance program reasonably designed to ensure compliance with Anti-Bribery Laws and that such anti-bribery compliance program shall include, without limitation, written policies and procedures, employee training, employee compliance certifications, limitations regarding gifts and entertainment, maintenance of accurate books and records, and vetting of agents and other third-party intermediaries who may interact with government officials on FlyBlade’s behalf.

8.	FURTHER FINANCING

Any future funding requirements of FlyBlade shall be met in the following order of preference:

8.1	Following the Completion Date, and in any event no earlier than (a) July 1, 2019 or (b) any date on which FlyBlade is capitalized with an amount of cash on the balance sheet greater than US dollars [***], whichever is later, FlyBlade shall perform a capital call for issuing further Equity Shares from each of Blade and Hunch for an aggregate contribution amount of at least US dollars [***] (the “Initial Capital Call”). Within ten (10) days from the date that FlyBlade provides written notice to both Hunch and Blade of its intent to perform the Initial Capital Call, and prior to any right of contribution of Hunch (the “Blade Option Period”), Blade shall have the right, but not the obligation, to purchase Equity Shares up to an amount such that Blade’s Percentage Interest is equal to [***] on a pro forma basis (the “Blade Option”). The price for the purchase of each Equity Share purchased by Blade pursuant to the Blade Option shall be equal to the purchase price that Blade would have paid for the Blade Subscription Shares on the Completion Date on a per share basis plus a [***] premium. Blade shall provide written notice to Hunch and FlyBlade within the Blade Option Period, which shall be binding (“Blade Option Notice”), that it desires to purchase any Equity Shares pursuant to the Blade Option. In the event that Blade fails to provide the Blade Option Notice to Hunch and FlyBlade within the Blade Option Period or notifies Hunch and FlyBlade of its decision not to purchase any Equity Shares pursuant to the Blade Option within the Blade Option Period, the right of Blade to purchase Equity Securities pursuant to the Blade Option shall be deemed to be waived by Blade. For the avoidance of doubt, Blade shall only be required to pay a [***] premium pursuant to this Clause 8.1 for Equity Shares purchased pursuant to the Blade Option during the Blade Option Period. Following the Blade Option Period, both of Hunch and Blade shall purchase the remaining number of Equity Shares to be issued pursuant to the Initial Capital Call, on a pro-rata basis in accordance with their Percentage Interest, provided that, if Blade purchases any Equity Shares pursuant to the Blade Option, such Percentage Interests shall be calculated for the purposes of this sentence only to reflect the Percentage Interests of Blade and Hunch as if the Equity Shares purchased by Blade pursuant to the Blade Option had been issued by FlyBlade to Blade prior to the initiation of the Initial Capital Call. For the avoidance of doubt, once the Initial Capital Call has been completed, this Clause 8.1 shall no longer be of any force or effect.

8.2	After the Initial Capital Call has been completed, FlyBlade may endeavour to procure equity financing pursuant to an offer to issue Equity Shares to third party investors (“Third Party Offering”). If FlyBlade performs any Third Party Offering, Blade shall have the right, but not the obligation to participate in the purchase of such Equity Shares to be issued by FlyBlade, and Blade shall be entitled, if it so elects to participate, to a discount of [***] of the price to be paid for such Equity Shares by any Person that is not Blade in such Third Party Offering (the “Third Party Offering Discount”). The price to be paid for such Equity Shares in a Third Party Offering shall be based upon a fair market valuation of FlyBlade, to be determined by an independent financial advisory firm appointed by FlyBlade.

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8.3	It is hereby clarified that FlyBlade will ensure that the price for any financing by Blade for issue of Equity Shares of FlyBlade, of the nature contemplated in Clauses 8.1 and 8.2, meets fair market value requirements under Applicable Law and is so supported by a valuation certificate obtained per prescriptions under Applicable Law.

8.4	If FlyBlade elects not to make a Third Party Offering under Clause 8.2, FlyBlade shall meet its further funding requirements from internal accruals.

8.5	If FlyBlade’s internal accruals are not sufficient to meet the further funding requirements, Board shall endeavour to procure debt financing from banks, lending institutions, or other unrelated third parties, and may provide appropriate securities for such loans; provided that, FlyBlade shall work towards a long-term target debt:equity ratio not in excess of 1:1.If FlyBlade so requires, in order to procure sufficient financing from banks or other financial institutions, each Shareholder may, subject always to Applicable Laws and the receipt of all necessary Government Approvals (as may be required), in proportion to its Percentage Ownership in FlyBlade, furnish a guarantee in relation to any loans to be procured by FlyBlade from the aforesaid banks or other financial institutions; provided that, if a Shareholder does not, or is unable to, furnish a guarantee requested for by FlyBlade, the other Shareholder shall not be under any obligation to furnish the guarantee requested for by FlyBlade.

8.6	If external debt financing is not available, subject to Applicable Law, FlyBlade may borrow monies from any Shareholder; provided that, loans made by a Shareholder to FlyBlade (“Shareholder Loan”) shall be evidenced by an agreement containing such terms and bearing interest at a rate per annum to be determined by the lending Shareholder(s) and the Board that are no less favourable to FlyBlade than if the loan had been made by an independent third party. Unless a Shareholder declines to make Shareholder Loan, Shareholder Loan shall be made in accordance with the respective Percentage Ownership of the Shareholders. No Shareholder shall be under any obligation to make Shareholder Loan.

8.7	If Shareholder Loan is not available, then:

8.7.1	The Board shall perform a capital call for issuing further Equity Shares (“Capital Call”) from each of Blade and Hunch in proportion to the Percentage Ownership of the Shareholders at the time of such Capital Call. In the event, FlyBlade’s authorized share capital is inadequate in order to implement a Capital Call, the Shareholders shall within fifteen (15) Business Days following any such determination, in a General Meeting, resolve to increase FlyBlade’s authorized share capital so as to enable issue of Equity Shares pursuant to such Capital Call. The Parties agree that the number of Equity Shares to be issued for the consideration provided by each Party pursuant to a Capital Call under this Clause 8.7.1 shall be based upon a fair market valuation of FlyBlade, to be determined by an independent financial advisory firm mutually appointed by Blade and Hunch.

8.7.2	If the Board makes a Capital Call, and either Shareholder is unable or does not subscribe to further Shares (or any part thereof) under such Capital Call (“Non- Contributing Party”), then the other Shareholder (“Contributing Party”) shall have a right (but not an obligation) either directly, or through its Affiliate to subscribe to the unsubscribed portion of the Capital Call and, the Non-Contributing Party shall have a period of one (1) year from the date on which it expresses its inability to or otherwise does not subscribe to further Shares under such Capital Call, to contribute (“Catch-up Right”) its share of such Capital Call free and clear of taxes in the manner provided in Clause 8.7.3 below.

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8.7.3	The Non-Contributing Party shall be entitled to, by a notice in writing to FlyBlade and the Contributing Party, require the Contributing Party to Transfer (by way of sale, and free from all Encumbrances, except Encumbrances created in terms of this Agreement) the unsubscribed portion of the additional Shares (which term, for the purposes of this Clause 8.7, shall include Shares issued to the Contributing Party by virtue of their holding the unsubscribed portion of the Capital Call Shares by way of bonus, re- organisation of capital, rights issues, or otherwise) subscribed by, or issued to, the Contributing Party, subject to the Applicable Law, at the same price that the Contributing Party paid for its subscription of Shares under Capital Call along with an interest based on the then current LIBOR, commencing from the date of subscription of Shares by the Contributing Party, till such date at which the Non-Contributing Party completes the acquisition of the additional Shares from the Contributing Party. The Non-Contributing Party shall be responsible to obtain all necessary Governmental Approvals (as may be required) to complete the Transfer (as aforesaid) of the aforesaid Shares within the aforementioned period of one (1) year from the date on which it expresses its inability to or otherwise does not subscribe to further Shares under the Capital Call, failing which the Catch-up Right for the relevant Shareholder shall lapse.

8.7.4	Subject to Applicable Law, election by a Shareholder to purchase all of another Shareholder’s Percentage Ownership pursuant to Transfer of Shares hereof shall also constitute an election to purchase any outstanding Shareholder Loan held by the selling Shareholder, and such purchasing Shareholder shall be obligated to (i) at its own cost and expense (including cost of stamp duty on the acquisition / assignment documentation) procure assignment / purchase of all outstanding Shareholder Loans owed by FlyBlade to the selling Shareholder at a price equal to the outstanding principal and accrued and unpaid interest (if any) on such Shareholder Loan on the date of the closing of such purchase; or (ii) enable FlyBlade to repay all such outstanding Shareholder Loan (along with accrued and unpaid interest, if any) by infusing monies into FlyBlade; provided that, for the foregoing infusion of monies, the Shareholders shall cooperate with each other and arrive at an appropriate structure such that the rights of none of the Shareholders are prejudiced.

9.	BUSINESS PLAN AND OPERATIONS

9.1	Business Plan.Hunch and Blade shall have agreed, in writing, to a detailed Business Plan for the purposes of operation and management of FlyBlade, including the Annual Budget (as defined below). On Completion, the Shareholders shall cause the Board to adopt the Business Plan in accordance with the provisions of Clause 5.2.2(e). The Business Plan shall be reviewed and updated annually at the end of each Financial Year by the Board, having regard to market practice and developments during the preceding Financial Year; provided that, any proposed updation of the Business Plan by the Board shall be made only after the approvals of Hunch and Blade.

9.2	Annual Budget. At least thirty (30) days prior to the end of each Financial Year, FlyBlade shall cause to be prepared, and shall submit to Hunch and Blade for their express written approval, a budget for FlyBlade for the immediately following Financial Year (“Annual Budget”). If such proposed plan and budget is not approved prior to the commencement of any Financial Year, FlyBlade shall operate on the basis of the last approved Annual Budget of the immediately preceding Financial Year until such time as a proposed budget for such Financial Year is approved; provided, however, that the Annual Budget of immediately preceding Financial Year shall be deemed to be automatically increased for expenditures increased as a result of increases in taxes, insurance premiums, utilities’ costs, and those new, extended or amended contracts or permits affecting the next Financial Year that were previously approved by Hunch and Blade. When approved by Hunch and Blade, FlyBlade shall cause copies of each Annual Budget to be delivered to Hunch and Blade and shall be authorized to make the expenditures and incur the obligations provided for in each Annual Budget, without the need for such expenditures or obligations to be further approved. If the Annual Budget is not approved within thirty (30) days from the commencement of any Financial Year, such failure shall be deemed a Deadlock under Clause 10.12, and the provisions of that Clause 10.12 shall apply.

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9.3	Management and Operation.FlyBlade shall be managed and operated in a manner consistent with the Business Plan.

10.	GOVERNANCE, BOARD AND OPERATION MANAGEMENT

10.1	Board of Directors.

10.1.1	Role. Subject to the provisions of the Companies Act, FlyBlade, its Business, operations, and affairs shall be managed and administered by the Board constituted in accordance with the terms of this Agreement.

10.1.2	Subject to the provisions of this Agreement, the Board shall have the authority to exercise all powers and privileges granted by the Companies Act to a “board of directors” of a company, together with any powers incidental thereto, and to take any and all action not prohibited under the Companies Act, Applicable Law or this Agreement, so far as such powers are necessary or convenient to conduct, promote or fulfil the Business purposes of FlyBlade.

10.1.3	On and from the Completion Date, the Board shall be reconstituted to consist of a maximum of five (5) Directors.

10.1.4	Hunch shall have the right to nominate and appoint three (3) Persons as Directors (“Hunch Directors”) and their alternates; provided that if the Percentage Ownership of Hunch falls below fifty percent (50%), the term Hunch Director shall mean two (2) Persons, if the Percentage Ownership of Hunch falls below twenty percent (20%), the term Hunch Director shall mean one (1) Person, and if the Percentage Ownership of Hunch falls below ten percent (10%), Hunch’s right to nominate and appoint Hunch Directors under this Agreement shall cease to be effective.

10.1.5	Blade shall have the right, but not the obligation, to nominate and appoint two (2) Persons as Directors (“Blade Directors”) and their alternates; provided that if the Percentage Ownership of Blade falls below twenty percent (20%), the term Blade Director shall mean one (1) Person, and if the Percentage Ownership of Blade falls below ten percent (10%), Blade’s right to nominate and appoint Blade Directors under this Agreement shall cease to be effective. From and after the Completion Date, no person shall be designated to the Board as a Blade Director unless and until such person is designated in writing as a Blade Director by Blade (or its successor or assign).

10.1.6	Notwithstanding any other provision of this Agreement, Blade shall have the right to assign two (2) Persons as observers by written notice to each of the Shareholders and FlyBlade, who shall have the same rights of a Director as prescribed under this Agreement, including the right to be present at any meeting of the Board duly convened pursuant to Clause 10.6 and the right to receive any notice, circular resolution or other information that any Director is entitled to receive under this Agreement or under Applicable Law (the “Blade Board Observers”).Blade and Hunch hereby expressly agree that Blade’s appointment of Blade Board Observers by written notice as aforementioned, will not be superseded by any decision of the Board. The Blade Board Observers shall not have the right to vote on matters proposed to be taken by the Board pursuant to this Agreement or under Law. Notwithstanding anything contained in this Agreement to the contrary, Blade shall have the right to assign the Blade Board Observers until the Licensing Agreement is terminated pursuant to its terms.

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10.1.7	Subject to the provisions of the Companies Act, the appointment and removal (as the case may be) of a Director or his alternate shall be effective upon receipt of a notice by FlyBlade to such effect, from the relevant Shareholder.

10.1.8	Upon a Shareholder nominating a Person as a Director pursuant to this Agreement, the other Shareholder(s) shall exercise all its / their rights and powers (including, unless prohibited by the Companies Act or Applicable Law, their rights in respect of the Directors nominated by it / them) to cause the Board to forthwith (and in any event within thirty (30) Business Days of such nomination or at the next Board meeting, whichever is earlier) to appoint such Person as a Director and, unless the concerned Shareholder changes or withdraws such nomination, the appointment of such Person shall be confirmed as a Director at the next General Meeting.

10.2	Blade Directors and Hunch Directors. All appointments and/or nominations to appoint the Blade Directors and Hunch Directors shall be in writing to FlyBlade, as the case may be, signed by or on behalf of the respective Director, and served on FlyBlade, as the case may be, at its registered office and shall take effect as on the date they are appointed by the Board. FlyBlade shall forthwith (i) convene a meeting of the Board, to approve such appointment and also call for an extra-ordinary general meeting of the Shareholders at shorter notice; and (ii) hold a meeting of the Shareholders, in each case, to approve such appointment forthwith. Hunch Directors (including their respective Alternate Directors) shall be non-executive Directors and non-retiring Directors. Unless a Blade Director has specifically been appointed as an executive director and such status is reflected in the statutory filings made by FlyBlade with the RoC, Blade Directors shall be non-executive Directors and non-retiring Directors. Parties agree that any liability Blade Directors may face under Applicable Law shall be limited, and Parties shall strive to ensure that exposure of Blade Directors to any such liability is kept minimal; and such Blade Directors (including their Alternate Directors) shall not be specifically identified or designated by FlyBlade as being responsible for compliance with any Applicable Law. Blade and Hunch shall, by mutual agreement, identify suitable officers of FlyBlade who can be appointed as Officer Designate(s). Provided, however that in the event the Applicable Law requires any of the Officer Designate(s) to be a director on the Board, the Board shall procure that FlyBlade appoints Hunch Directors as Officer Designate(s) and shall be treated as Officer Designate(s).

10.3	Additional Director. The Board shall have the right to appoint any Person to act as an additional Director to fill in a casual vacancy (whether such vacancy occurs as a result of the death, disability, resignation, retirement or removal of any Director) subject to the maximum number prescribed under the Companies Act or Applicable Law. Any Director to be so appointed shall be nominated by the Shareholder with the right to nominate such Director in accordance with Clause 10.1.4 or Clause 10.1.5 (as the case may be) and shall hold office only till the next AGM, unless reappointed. Notwithstanding the foregoing, the Board shall not have the right, and, for the avoidance of doubt, Blade shall not be required, to nominate any Director to fill a vacancy pursuant to this Clause 10.3 in respect of a vacancy caused by Blade or failure to nominate a Blade Director under Clause 10.1.5.

10.4	Chairman. Board meetings shall be chaired by the Chairman. One of the Directors nominated by Hunch shall be appointed as the Chairman of the Board or any Board Committee. The Chairman shall have no casting vote.

10.5	Alternate Director. Each Director, other than an alternate Director (an “Original Director”) shall be entitled to nominate and the Board shall, if so requested by the Original Director, appoint any individual to act as his alternate (“Alternate Director”) in place of the Original Director subject to the relevant provisions of the Companies Act and the Board shall, upon receipt of notice to that effect from the relevant party, appoint an Alternate Director in place of such Original Director. Further, the Original Director shall also have a right to withdraw the nominated Alternate Director and nominate another individual in his place.

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The Alternate Director shall be entitled to receive notice of all Board meetings and to attend, constitute the quorum and vote at such meetings in place of the Original Director and generally to perform all functions of the Original Director in his absence. The Alternate Directors shall be considered for the constitution of the Board Quorum.

The Parties shall take all such actions, including exercising their votes in relation to the Shares controlled by them, as may be required to cause any Alternate Director nominated pursuant to this Clause 10.5 to be duly elected or appointed. Upon the appointment of the Alternate Director, FlyBlade shall ensure compliance with the applicable provisions of the Companies Act and the rules framed thereunder, including by filing necessary forms with the RoC.

10.6	Board Meetings.

10.6.1	Frequency. Meetings of the Board shall take place at such times and locations as the Directors and the Blade Board Observers, may determine from time to time, but in any event at least quarterly (unless a higher frequency is prescribed by Applicable Law, in which case, the Board shall meet at such frequency), and, such meetings shall be held in three locations, on a continually rotating basis, with the first meeting of the Board to be held at the registered office of FlyBlade, the second meeting of the Board to be held at such location as the Board may determine in the City of New York, United States and the third meeting of the Board to be held at such location as the Board may determine in London, United Kingdom, unless otherwise agreed by the Board and the Blade Board Observers. For the avoidance of doubt, neither Reconvened Board Meetings (as defined below) nor Second Reconvened Board Meetings (as defined below) shall trigger a change in location of the type contemplated in the immediately preceding sentence and the location of such meetings shall be held at a location in accordance with Clause 10.6.2. In addition to physical meetings, the Board may act by circular resolution on any matter, except those matters which under the Companies Act can only be acted upon at a meeting in Person.

10.6.2	Quorum. No business shall be conducted at any meeting of the Board unless the Board Quorum (as defined here) is present. Subject to the provisions of the Companies Act, the quorum requirement for meetings of the Board shall be two (2) Directors or one third (1/3rd) of the Board, whichever is higher provided that at least one (1) Blade Director, Alternate Director appointed by such Blade Director or Blade Board Observer shall be required to be present throughout the meeting (“Board Quorum”). If within one (1) hour from the time when the meeting should have begun or if during the meeting the Board Quorum is not present (such meeting is referred to as the “Original Board Meeting”), the Original Board Meeting shall be automatically adjourned and a second Board meeting (“Reconvened Board Meeting”) shall be held within seven (7) days following the date of the Original Board Meeting, at the same time and at the same place. If within one (1) hour from the time when the Reconvened Board Meeting should have begun or if during the meeting the Board Quorum is not present, the Reconvened Board Meeting shall be automatically adjourned and a Board meeting (“Second Reconvened Board Meeting”) shall be held within ten (10) Business Days following the date of the Reconvened Board Meeting, at the same time and at the same place. Any resolution duly passed at the Reconvened Board Meeting or the Second Reconvened Board Meeting, as the case may be, shall be valid and binding on FlyBlade, provided that: (a) the agenda for the Reconvened Board Meeting or the Second Reconvened Board Meeting must include all agenda items of the Original Board Meeting.

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10.6.3	Notice for Board Meeting. FlyBlade shall ensure that no meeting of the Board is held unless at least fifteen (15) Business Days written notice is issued to all the Directors. Each notice of a Board meeting shall:

a.	be accompanied by the agenda setting out in detail the businesses proposed to be transacted and all relevant documents thereto, all of which shall be drafted in the English language; and

b.	be sent to the Directors and their alternates (i) by speed post or a reputed courier acknowledgement due at their usual address in India; and (ii) by international courier or email or facsimile transmission, if sent to an address out of India.

The Board shall not consider or take any decision on any matter that is not included in the agenda for any Board meeting including any adjourned meeting thereof.

10.6.4	Majority Board Decision. At any duly convened Board meeting, each Director may exercise one (1) vote and all other matters placed before and resolved by the Board, shall require Board approval with an affirmative vote greater than fifty percent (50%) of the Directors present at a meeting duly called and for which requisite quorum is present as required under this Agreement and the Articles.

10.6.5	Minutes. Minutes of each meeting of the Board, initialed by the Chairman, shall be circulated to all Directors within fifteen (15) Business Days following each Board meeting.

10.6.6	Participation by Telephone or Video Conference. Subject to Applicable Law, all or any of the Directors and Blade Board Observers may participate in a meeting of the Board by means of a conference telephone or video conference or any communication equipment which allows all Persons participating in the meeting to hear each other. Subject always to Applicable Law, a Person so participating shall be deemed to be present in Person at the meeting and shall be entitled to vote or be counted in a Board Quorum.

10.6.7	Resolutions by Circulation: Subject to Applicable Law, the Board may act by written resolution, circulated to all the Directors, and signed by a majority of all the Directors, (provided that such written resolution has been circulated in draft form, together with the relevant papers, if any, to all the Directors). Subject to the provisions of this Agreement, a written resolution circulated to all the Directors passed in accordance with the terms hereof shall be as valid and effective as a resolution duly passed at a meeting of the Board, called and held in accordance with this Agreement and the Articles.

10.6.8	Director’s Sitting Fees and Remuneration: Unless otherwise mutually agreed upon in writing by Hunch and Blade, no Director shall be entitled to such sitting fees for attending meetings of the Board or Board Committee meetings as may be determined by the Board from time to time. Any reasonable expenditure incurred by a Director in connection with his appointment as Director and discharge of duties as Directors of FlyBlade shall be borne by FlyBlade. The reasonable cost of attending the meetings of the Board or of any Board Committee, including travel, boarding and lodging costs and all other related expenses shall be borne or reimbursed by FlyBlade to all Directors.

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10.7	Indemnity for Directors. With effect from the Completion Date, to the maximum extent permitted under Applicable Law, FlyBlade shall indemnify, hold harmless and defend the Directors from and against, any and all Losses suffered or sustained by them by reason of or arising out of:

10.7.1	their activities after the Completion Date on behalf of FlyBlade or otherwise in furtherance of the interests of FlyBlade;

10.7.2	their status as managers, officers or Directors, including nominee Directors or Alternate Directors after the Completion Date; or

10.7.3	they being construed or deemed as “occupiers” or “officers in charge” under any Applicable Laws.

FlyBlade shall not indemnify a Director where the actions or omissions forming the basis of the Losses were performed or omitted to be performed fraudulently or as a result of the wilful misconduct of the relevant Director or as a result of the wilful breach of this Agreement, Applicable Law or of the Restated Charter Documents of the relevant Director.

Notwithstanding any of the other provisions of this Agreement, FlyBlade shall procure Directors and Officers Liability Insurance (“D&O Insurance”) in respect of all its Directors in the amount of US dollars one million five hundred thousand ($1,500,000), and shall provide each Director with a copy of such D&O Insurance.

10.8	Board Committee. The Board shall be authorised to create such committee or committees of the Board (each a “Board Committee”) as it considers necessary or desirable to facilitate the operation of FlyBlade and as may be required under Applicable Law. Each Board Committee created pursuant to this Clause 10.8 shall be created for such purposes and shall be constituted in such a manner and with such members as the Board shall from time to time decide. Clause 10.6 shall apply, mutatis mutandis, to meetings of any Board Committee.

10.9	In the event of the occurrence of a change in the Percentage Ownership as stipulated in Clauses 10.1.4 or 10.1.5, the Shareholder with the diminished Percentage Ownership shall procure as soon as practicable the resignation and removal of such Directors as necessary as to comply with such Clauses and shall indemnify and hold harmless the other Shareholder and FlyBlade, against all Losses which the other Shareholder and/or FlyBlade may suffer as a result of, or in connection with, any Claim made by such resigning or removed Director, as the case may be, including, but not limited to, for unfair or wrongful dismissal, and any reasonable costs and expenses incurred in defending such proceedings including, but without prejudice to the generality of the foregoing, legal costs actually incurred, or other compensation arising out of such Director’s removal or loss of office.

10.10	Management Organisation.

Subject to such written consents as required under Clause 10.13:

10.10.1	The COO shall be nominated by Blade. The CEO shall be nominated by Hunch.

10.10.2	The COO shall have functional control over the Key Officers. All the Key Officers (except the CEO) shall report to the Board through the COO. The COO shall report to the Board.

10.10.3	The CEO shall be in-charge of the overall strategies of FlyBlade (including, medium and long-term strategies), and shall report to the Board, and the CEO shall be the Chairman of the Board. It shall be the duty of all Key Officers to make available to the CEO all information, as may be required by the CEO.

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10.10.4	Any bonuses or increments in the emoluments of the Key Officers shall be in accordance with market standards. Blade and Hunch hereby direct FlyBlade to adopt a management incentive plan, in order to provide compensation to the Key Officers in the form of Equity Shares, subject to Applicable Law. The aggregate amount of Equity Shares to be issued under such plan may not exceed ten percent (10%) of aggregate percent of the authorized and issued Equity Shares.

10.10.5	The COO shall also have the right to determine the appointment, termination and terms of appointment of all other officers (except the Key Officers) of FlyBlade from time to time, after consultation with the CEO.

10.10.6	Hunch shall have the right to nominate, rotate and/or replace all the Key Officers, irrespective of who nominated such Key Officer; provided that, any rotation to be proposed by Hunch shall be with a view to secure the best interests of FlyBlade. For clarity, no consent of Blade shall be required for rotation of Key Officers.

10.10.7	Any Key Officer nominated by Hunch shall be dismissed only after the prior consent of Hunch, unless such Key Officer is dismissed in accordance with the terms of the employment agreement entered into between such Key Officer and FlyBlade; for clarity, upon any such dismissal, Hunch shall have the right to nominate a new candidate in place and instead of the dismissed Key Officer in accordance with the provisions of Clause 10.10.6.

10.10.8	Any Key Officer nominated by Blade shall be dismissed only after the prior consent of Blade, unless such Key Officer is dismissed in accordance with the terms of the employment agreement entered into between such Key Officer and FlyBlade; for clarity, upon any such dismissal, Blade shall have the right to appoint a new candidate in place and instead of the dismissed Key Officer.

10.10.9	Power and Roles of the Key Officers: The powers and roles of the Key Officers shall include the following:

a.	CEO shall plan and develop medium and long-term management strategies of FlyBlade;

b.	COO shall support and implement the medium and long-term management strategies of FlyBlade as planned and developed by the CEO; and

c.	CEO and COO shall cooperate with each other and shall be jointly responsible for the overall Business of FlyBlade;

All powers and roles (including those specified above, if applicable) of the Key Officers shall be provided in their respective employment agreements.

10.10.10	CFO: Within a period of thirty (30) days from the Completion Date, and subject to the prior written consent of Blade, Hunch shall nominate a suitable candidate to act as a CFO; provided that, the CFO shall be an independent Person having requisite expertise to discharge his obligations as the chief financial officer of FlyBlade. Subject to the prior written consent of Blade and prior consultation with FlyBlade, any removal, replacement, re-appointment or appointment of any Person to act as a CFO shall be the sole right of Hunch.

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10.11	General Meetings.

10.11.1	General Meetings shall be held in accordance with the provisions of the Companies Act, this Agreement and the Restated Charter Documents.

10.11.2	Place of General Meeting. All General Meetings shall be held in the city where the registered office of FlyBlade is situated or at any other location mutually agreed between Hunch and Blade, subject to Applicable Laws.

10.11.3	An AGM shall be held each calendar year within six (6) months following the end of the previous Financial Year. The Board shall provide FlyBlade’s previous Financial Year’s audited financial statements to all Shareholders at least thirty (30) days before the AGM is held to approve and adopt such audited financial statements.

10.11.4	Notice. Unless a shorter notice period is permitted in accordance with the Companies Act and agreed to by the Shareholders, no General Meeting shall be held unless at least fifteen (15) days prior written notice of that meeting has been delivered to each Shareholder at their respective addresses set forth in Clause 22.1. Each notice of a General Meeting shall:

a.	be accompanied by the agenda setting out in detail the businesses proposed to be transacted and all relevant documents thereto, all of which shall be drafted in the English language; and

b.	be sent to the Shareholders (i) by speed post or a reputed courier acknowledgement due at their usual address in India; and (ii) by international courier or email, if sent to an address out of India.

The Shareholders shall not consider or take any decision on any matter that is not included in the agenda for any General Meeting including any adjourned meeting thereof.

10.11.5	Quorum. No business shall be conducted at any meeting of the Shareholders unless the Shareholders Quorum (as defined here) is present. Subject to the provisions of the Companies Act, the quorum requirement for meetings of the Shareholders shall be two (2)Shareholders provided that presence of at least one (1) representative each of Hunch and Blade shall be necessary to constitute quorum for all General Meetings (“Shareholders Quorum”). No business shall be transacted at any General Meeting unless Shareholders Quorum is present both at the time when the General Meeting is called to order and throughout the General Meeting (“Original Shareholders Meeting”). If the Shareholders Quorum is not present within one (1) hour of the scheduled time of the Original Shareholders Meeting or if during such meeting there is no longer a quorum, the meeting shall stand adjourned by a maximum period of seven (7) days at the same venue and time (“Adjourned Shareholders Meeting”). If the Shareholders Quorum is not present within one (1) hour of the scheduled time of the Adjourned Shareholders Meeting or if during such meeting there is no longer a Shareholders Quorum, the meeting shall stand adjourned a maximum period of seven (7) days at the same venue and time (“Second Adjourned Shareholders Meeting”). If such a day is not a Business Day, the Adjourned Shareholders Meeting or the Second Adjourned Shareholders Meeting, as the case may be, shall take place on the next Business Day. Any resolution duly passed at the Adjourned Shareholders Meeting or the Second Adjourned Shareholders Meeting, as the case may be, shall be valid and binding on the FlyBlade, provided that: (a) the agenda for the Adjourned Shareholders Meeting or the Second Adjourned Shareholders Meeting, must include all the agenda items of the Original Shareholders Meeting.

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Notwithstanding the above, it is agreed that if the Percentage Ownership of a Shareholder falls below five percent (5%), the requirement of presence of the representative of such Shareholder to constitute quorum under this Clause 10.11.5 shall not apply.

10.11.6	Voting Rights. The Shareholders shall exercise all of their voting rights in relation to the Shares held by them in FlyBlade in such manner so as to give full effect to the terms and conditions of this Agreement. The Shareholders shall be entitled to exercise their respective right to vote at general meetings by proxy and / or by an authorized representative, and such proxy or authorized representative need not be a Shareholder.

No Shareholder shall enter into or agree to be bound by any shareholder agreement or like arrangements of any kind (including any arrangement or agreement with respect to the acquisition, disposition or voting of any Shares) with any Person or party (including any Person or party that becomes a Shareholder hereafter) that is inconsistent with any of the provisions of this Agreement.

Each Shareholder shall have the right to vote in proportion to its Percentage Ownership, calculated as one (1) vote per Share.

10.12	Deadlock.

10.12.1	If:

a.	the Board or any Board Committee of the Board is unable to pass a resolution whether at a meeting of the Board or by circulation:

i.	which has been proposed three (3) times because of a failure to obtain the requisite votes of the Board or requisite approval from Blade as a Reserved Matter; or

ii.	due to lack of quorum at the Second Reconvened Board Meeting, on account of absence of Hunch Director or its Alternate Director or Blade Director or its Alternate Director or Blade Board Observer only where a Reserved Matter is proposed(as the case may be); or

b.	the Shareholders are unable to pass a resolution in a General Meeting:

i.	which has been proposed three (3) times in accordance with the Articles because Hunch Venture’s representative or Blade’s representative (as the case may be) has not voted in favour of it, which did not receive any requisite approval from Blade as a Reserved Matter; or

ii.	due to lack of quorum at the Second Adjourned Shareholders Meeting on account of absence of Hunch Venture’s representative or Blade’s representative (as the case may be);

as the case may be, a deadlock shall occur (“Deadlock”).

10.12.2	Within five (5) Business Days of occurrence of a Deadlock, the senior management of Hunch and Blade shall mutually discuss the Deadlock matter for resolution. If the Deadlock cannot be resolved through mutual discussion between, the senior management of Hunch and Blade within thirty (30) days of occurrence of Deadlock, then Hunch and Blade shall refer such Deadlock for resolution through a non-binding mediation process, which such process shall take place in the city of London, United Kingdom, using a qualified mediator in the city of London, United Kingdom.

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10.12.3	For the purposes of resolution of Deadlock through a non-binding mediation process as mentioned in Clause 10.12.2, a qualified and independent third party in the city of London, United Kingdom shall be appointed jointly by Hunch and Blade as the mediator within forty-five (45) Business Days of occurrence of Deadlock. The qualified and independent third party so appointed as the mediator under this Clause 10.12.3 shall have the adequate experience, fame, reputation and high status and recognition as a mediator for resolution of issues similar to Deadlock such as a reputed lawyer, financial advisory firm or a retired judge.

10.12.4	Hunch and Blade shall have the option to jointly select and follow any of the fair resolution mechanisms that may be proposed by the mediator appointed under Clause 10.12.3 for resolution of Deadlock.

10.12.5	If the Deadlock cannot be resolved within a period of seventy five (75) days from the date of occurrence of a Deadlock (the “Trigger Date”), then either of Hunch or Blade, whichever Party holds the greatest percentage of the Share Capital on the Trigger Date (the “Major Shareholder”), shall within a period of thirty (30) days thereafter serve notice in writing on the Party holding the lesser percentage of the Share Capital on the Trigger Date, (the “Minor Shareholder”), (“Deadlock Option Notice”), which shall set forth each of the following:

a.	an offer by the Major Shareholder to purchase all, and not less than all, of the Minor Shareholder’s Equity Shares (“Minor Shareholder Shares”) (an “Offer to Purchase”) at the Purchase Price (as defined below);

b.	an offer by the Major Shareholder to sell to the Minor Shareholder all, and not less than all, of the Equity Shares beneficially owned by the Major Shareholder (“Major Shareholder Shares”)(an “Offer to Sell”) at the Purchase Price; and

c.	the price to be paid for such Equity Shares, given per Equity Share, pursuant to the Offer to Purchase and the Offer to Sell (the “Purchase Price”), which shall be the same for both Offers.

10.12.6	Within sixty (60) days of the Deadlock Option Notice being given, the Minor Shareholder shall be entitled to accept either the Offer to Purchase or the Offer to Sell by giving written notice of such acceptance to the Major Shareholder. If the Minor Shareholder fails to accept either the Offer to Purchase or the Offer to Sell within such thirty (30) day period, then the Minor Shareholder shall be deemed to have accepted the Offer to Purchase on the last day of such period.

10.12.7	If the Minor Shareholder accepts or is deemed to have accepted the Offer to Purchase, the Minor Shareholder shall sell and the Major Shareholder shall purchase all of the Equity Shares beneficially owned by the Minor Shareholder at the Purchase Price and, subject to Clause 10.12.9, the transaction of purchase and sale of the Minor Shareholder’s Equity Shares shall be completed within ten (10) days from the expiration of the thirty (30) day period specified in Clause 10.12.6. The transaction shall be completed at the Major Shareholder’s principal offices where the Minor Shareholder shall deliver to the Major Shareholder all of the Equity Shares beneficially owned by the Minor Shareholder with good title, free and clear of all liens, charges and encumbrances against payment of the Purchase Price by wire transfer of immediately available funds by the Major Shareholder.

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10.12.8	If the Minor Shareholder accepts the Offer to Sell, the Minor Shareholder shall purchase and the Major Shareholder shall sell all of the Equity Shares beneficially owned by the Major Shareholder at the Purchase Price and, subject to Clause 10.12.9, the transaction of purchase and sale of the Major Shareholder’s Equity Shares shall be completed within ten (10) days of the expiration of the thirty (30) day period specified in Clause 10.12.6. The transaction shall be completed at the Minor Shareholder’s principal offices where the Major Shareholder shall deliver to the Minor Shareholder all of the Equity Shares beneficially owned by the Major Shareholder with good title, free and clear of all liens, charges and encumbrances, against payment of the Purchase Price by wire transfer of immediately available funds by the Minor Shareholder.

10.12.9	In the event that any purchase and sale transaction provided for in this Clause 10.12 is subject to any regulatory or other governmental or third party approval, then the purchase and sale transaction shall be completed on the 5th (fifth) Business Day following receipt of all such required approvals, and each of the parties shall co- operate and shall cause FlyBlade to cooperate in connection with obtaining all such approvals including by making all required applications, notifications and filings and providing all required information and documentation.

10.12.10	Any contract for the sale of Minor Shareholder Shares or Major Shareholder Shares arising from exercise of an option under Clauses 10.12.7 or 10.12.8 shall be on the following terms:

a.	the transferee in purchasing the Minor Shareholder Shares or the Major Shareholder Shares (as the case may be) shall be deemed to have full knowledge of all of the assets and liabilities of FlyBlade;

b.	the purchase consideration for the Minor Shareholder Shares or the Major Shareholder Share (as the case may be) shall be paid at completion;

c.	at completion the transferor shall deliver up to the transferee the share certificates in original for the Minor Shareholder Shares or the Major Shareholder Shares (as the case may be) together with proper and registrable forms of transfer duly executed in blank;

d.	the Minor Shareholder Shares or the Major Shareholder Shares (as the case may be) shall be free of all Encumbrances at completion and the transferor shall deliver free and unencumbered title to the Minor Shareholder Shares or the Major Shareholder Share (as the case may be) to the transferee; and

e.	all cost and expenses of an incidental nature to the Transfer of the relevant Shares including all taxes and duties shall be borne solely by the transferee.

10.12.11	Upon completion of all such transactions of purchase or sale, as the case may be, and as contemplated under this Clause 10.12, this Agreement shall terminate.

10.13	Threshold for Reserved Matter Rights. Notwithstanding anything contained in this Agreement, FlyBlade shall not, and the Shareholders shall not, take any decision or execute any resolution in relation to Reserved Matters listed in Annexure III, without the prior written consent of the representative of each of Hunch and Blade, each in their capacity as Shareholders, whether at a General Meeting, Board meeting, Board Committee meeting or otherwise through any employee, Director, agent or representative, as the case may be. Each of Hunch and Blade may, upon prior written notice to the other, authorize the Hunch Directors and Blade Directors, respectively, or, solely with respect to Blade, the Blade Board Observers to act on behalf of the Hunch and Blade Shareholders, as the case may be, with respect to their rights as to Reserved Matters under this Clause 10.13. Subject to Applicable Law, such authorization to act shall remain effective until such time as either Hunch or Blade, as the case may be, provides written notice revoking such authorization.

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10.14	Subsidiaries.

The Parties agree that in case FlyBlade forms, organizes or incorporates a wholly owned subsidiary in any jurisdiction, each Party shall have the same management and shareholders’ rights as granted to such Party under this Agreement and the provisions under this Clause 10, Clause 11, Clause 12 and Clause 14 shall apply mutatis mutandis to such subsidiary.

11.	DISTRIBUTION OF DIVIDENDS

11.1	Any dividends and other distributions shall be made to the Shareholders in accordance with the Percentage Ownership of each Shareholder, having regard to FlyBlade’s internal operation, cash flow and funding requirements from time to time and to Applicable Law. It is specifically agreed that before declaring and making any dividend payment (in any manner whatsoever, including, by way of cash payment, buy-back, redemption), the Board and/ or the Shareholders, as applicable, shall take this decision keeping in view the best interests of FlyBlade, including the funding and cash requirements.

11.2	Subject to relevant Applicable Law and Clause 11.1, the Board may declare interim dividends based on the quarterly accounts of the FlyBlade.

12.	FINANCIAL MATTERS, BUSINESS, INFORMATION AND REPORTING

12.1	Conduct of Business

12.1.1	FlyBlade shall comply with Applicable Laws in the conduct of the Business and affairs of FlyBlade. FlyBlade shall conduct and operate itself in accordance with good industry practices, and shall procure and keep in place all necessary statutory approvals as may be required in relation to the Business. FlyBlade shall be solely responsible to fulfill all obligations that are required of it under Applicable Laws, specifically tax laws, in the manner and according to timelines prescribed. This obligation shall include but not be limited to undertaking filings and reporting, depositing taxes, and withholding taxes. This obligation shall specifically include any action required by FlyBlade to enable Blade to meet its obligations under Applicable Laws, if any.

12.1.2	FlyBlade shall: (i) comply with all the Restated Charter Documents; (ii) ensure that all related party transactions are disclosed to the Board in writing prior to entering into such transactions and are entered into only after being approved by a majority of the Board; (iii) maintain adequate insurance cover with respect to its assets, the Business and Directors’ and Officers’ liability, and maintain all other forms of insurance cover required to be maintained by the Applicable Law; and (iv) perform, observe and comply with all terms of any contract or agreement entered into by it.

12.1.3	FlyBlade shall not allow its employees, Directors, officers, employees, agents, third party consultants and other advisors and representatives acting on behalf of FlyBlade to: (i) make an offer, payment, promise to pay, or authorized the payment of any money, including kick-backs, or an offer, gift, promise to give or authorized the giving of anything of value to any Governmental Authority or any other Person for the purpose of wrongfully influencing the recipient or for securing or obtaining any improper advantage; or (ii) take any other action, or permit or authorize any other action to be taken, including any other action in connection with the conduct of the Business and the transactions contemplated under this Agreement, which would cause FlyBlade and/or its Shareholders to be in violation of any other Applicable Laws. FlyBlade shall not employ or retain any Person who is a government official of any country.

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12.2	Appointment of Auditor

The Board shall appoint such statutory auditors, internal auditors and the financial controller, from time to time, in accordance with the Applicable Law and as approved by the Blade Directors or Blade Board Observers.

12.3	Information Rights

FlyBlade shall deliver to Hunch and Blade:

12.3.1	on or prior to September 30th of each Financial Year after the end of each preceding Financial Year of FlyBlade: (i) a balance sheet as of the end of such preceding Financial Year; and (ii) statements of income and of cash flows for such preceding Financial Year;

12.3.2	as soon as practicable, but in any event within thirty (30) days after the end of each of the three (3) quarters of each Financial Year FlyBlade, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with the Accounting Principles (except that such financial statements may: (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with the Accounting Principles);

12.3.3	a monthly management and progress report of FlyBlade, within ten (10) days of the end of each calendar month;

12.3.4	as soon as practicable, but in any event within two (2) days, any information relating to the resignation or termination of employment of any Key Officer;

12.3.5	as soon as practicable, but in any event within fifteen (15) Business Days of such meeting, minutes of general meetings and Board meetings of FlyBlade duly signed by the Chairman;

12.3.6	promptly, upon receipt of written notice, the details of any litigation, arbitration, investigation, administrative or governmental or regulatory action that is pending, commenced, threatened by or against FlyBlade, Blade or Hunch;

12.3.7	a report within seven (7) days from the end of each quarter of a Financial Year, comparing such preceding quarter against the budgets set out under the Annual Budget for such preceding quarter, with an explanation for any differences and a schedule as to the sources and applications of funds for such preceding quarter;

12.3.8	a quarterly compliance report on corporate governance, within fifteen (15) days from end of each quarter of a Financial Year;

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12.3.9	monthly statements of all bank accounts maintained by FlyBlade within seven (7) days of the end of preceding calendar month; and

12.3.10	such other information relating to the financial condition, business, prospects, Intellectual Property or corporate affairs of FlyBlade as Blade may from time to time reasonably request.

12.4	Inspection Rights

Blade and Hunch shall be entitled to inspection and visitation rights during the normal business hours and subject to providing reasonable notice. For the aforesaid purpose, FlyBlade shall give reasonable access to the authorized representatives of Blade and Hunch to visit and inspect such properties, corporate, financial and other records, reports, books and contracts of FlyBlade, if any, as may be reasonably requested by Blade and Hunch or its authorised representatives.

12.5	Certain United States Tax Matters

12.5.1	FlyBlade shall provide such information as may be reasonably requested by Blade to allow Blade to timely comply with any applicable tax reporting requirements under U.S. federal, state, local or non-U.S. tax law and to timely prepare and file any applicable tax returns.

12.5.2	Blade is hereby authorized to cause FlyBlade to make an election (including a protective election) to be classified as either a partnership or an association taxable as a corporation for U.S. federal tax purposes, as determined by Blade in its sole discretion (any such election, a “U.S. Tax Classification Election”). Without the prior written consent of Blade, none of Hutch nor any other member, shareholder, officer or director of FlyBlade shall cause FlyBlade to make any U.S. Tax Classification Election.

12.5.3	Solely for U.S. federal (and applicable state and local) tax purposes, the Parties agree (a)(i) that the fair market value of the Blade Subscription Shares is US dollars one hundred ninety-nine thousand, nine hundred ninety-eight ($199,998) (ii) the fair market value of the Blade Option is US dollars one ($1.00), and (iii) the fair market value of the Third Party Offering Discount is US dollars one ($1.00), and (b) not to take any position that is inconsistent with the fair market values described in the foregoing clause (a) except as may otherwise be required by Applicable Law.

13.	NON-COMPETE AND NON-SOLICITATION

13.1	From the Completion Date, through the term of this Agreement, Hunch and Blade agree that FlyBlade shall be their exclusive vehicle for pursuing the Business in India and that no Shareholder shall have the right, directly or indirectly, through, jointly, or in conjunction with, any other Person(s) including an Affiliate, in any manner whatsoever, to commence and establish any new business activity or partnership identical to the Business in India.

13.2	Neither Hunch nor Blade shall, directly or indirectly, through, jointly, or in conjunction with, any other Person(s), including an Affiliate, in any manner whatsoever deal with any customers with which FlyBlade has Business dealings as on the date of termination of this Agreement for engaging into any activity that competes with the Business within the country of India. For the avoidance of doubt, Blade shall have the right to deal with any customers with which FlyBlade has dealings as on the date of termination of this Agreement, if such actions are taken by Blade or an Affiliate of Blade outside the country of India or within India in a capacity not relating to the Business.

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13.3	From the Completion Date, through the term of this Agreement, neither Hunch nor Blade shall, directly or indirectly, through, jointly, or in conjunction with, any other Person(s), including an Affiliate, in any manner whatsoever, including as a principal, agent, director or shareholder, interfere with, entice away or otherwise attempt to obtain the withdrawal of any Key Employee of FlyBlade employed during the period under this Clause 13.3 for any business to be conducted by either Hunch or Blade (as the case may be) which competes with the Business, provided that, such restrictions shall not apply to any such employee seconded from Hunch or Blade to FlyBlade or any such employee that is engaged or hired through general employment advertising that is not directed at such employee;

13.4	For a period of two (2) years after the termination of this Agreement, if such termination is due to a breach by Blade of its obligations contained in this Agreement, Blade will not issue a license in India substantially similar in terms of scope to the license issued to FlyBlade pursuant to the Licensing Agreement, to any third party.

13.5	For a period of two (2) years after the termination of this Agreement, if such termination is due to a breach by Hunch of its obligations contained in this Agreement, Hunch will not pursue the Business or any scheduled helicopter flights in India.

13.6	The Shareholders agree and acknowledge that:

13.6.1	the covenants contained in this Clause 13 are reasonable covenants under the circumstances; and

13.6.2	should any provision of this Clause 13 or part thereof be found by any competent authority to be defective or unenforceable for any reason whatsoever, the remaining provisions of this Clause 13 and this Agreement shall continue to be in full force and effect.

14.	TRANSFER OF SHARES

14.1	Restrictions on Transfer.

14.1.1	No Shareholder shall Transfer or attempt to Transfer any Shares of FlyBlade or any right, title or interest therein or thereto, except as expressly permitted by this Clause 14.

14.1.2	Subject to Applicable Laws, FlyBlade shall, and Hunch and Blade shall cause FlyBlade to restrict any Transfer or attempt to Transfer any Shares in violation of this Clause 14, and any purported Transfer in violation of this Clause 14 shall be null and void ab initio and FlyBlade and the Board shall, to the extent permitted by Applicable Laws: (i) not register such Transfer; and (ii) reject and reverse such Transfer made or attempted. Any Transfer or attempted or purported Transfer of Shares by any Shareholder in contravention of the provisions of this Agreement shall constitute a material breach of this Agreement. Notwithstanding anything contained in this Clause 14, no transfer by Hunch (or by its Affiliates, as the case may be)of any or all of its Equity Shares (other than to an Affiliate under Clause 14.3.1) shall be permitted without the prior written consent of Blade and any such purported Transfer shall be subject to this Clause 14.1.2.

14.1.3	Hunch or Blade shall not (and shall procure that an Affiliate of Hunch or Blade (as the case may be), that is a Shareholder shall not), directly or indirectly, Transfer any Shares of FlyBlade held by Hunch or Blade (as the case may be) (or such Affiliate) to any Competitor; provided that this provision shall not apply to the sale, directly or indirectly, of all or substantially all of the assets or equity interests of FlyBlade, by stock sale, asset sale, merger or otherwise, to an unaffiliated third party acquiror.

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14.2	Subject to the Licensing Agreement, and notwithstanding anything to the contrary contained in this Agreement, in the event either Hunch or Blade expresses its desire by way of a written notice to Hunch or Blade (as the case may be) to communicate its intention to make a partial Transfer of its Shares, Hunch or Blade shall discuss the possible options in relation to the proposed Transfer in good faith and endeavour to reach a conclusion within a period of sixty (60) days from the date of the aforesaid written notice, failing which the proposal shall stand dropped.

14.3	Permitted Transfer.

14.3.1	Any Shareholder may, at any time, in compliance with Applicable Laws, Transfer all or any of its Shares to any Affiliate of such Shareholder provided such Affiliate shall execute the “Deed of Adherence” in the format as appended to this Agreement in Annexure IV as a condition precedent to the Transfer. The Shareholder transferring to an Affiliate pursuant to this Clause 14.3shall provide prior written notice of at least fourteen (14) Business Days to FlyBlade and the other Shareholders before undertaking such Transfer and shall be liable for the performance by such Affiliate.

14.3.2	If an Affiliate holding Shares in accordance with the provisions of this Agreement by virtue of being an Affiliate of a Shareholder (such Shareholder being hereinafter called the “Affiliate Transferor”), ceases to be an Affiliate of the Affiliate Transferor, the Affiliate Transferor shall acquire or cause another Affiliate (conditional upon such Affiliate executing the Deed of Adherence), to acquire, full and unconditional title in and to all of the Shares then held by such Affiliate ceasing to qualify as an Affiliate. Any Affiliate of a Shareholder who executes the Deed of Adherence shall be deemed to have undertaken, for the benefit of the other Parties, that if it ceases to be an Affiliate of the Affiliate Transferor, it shall promptly Transfer the Shares held by it to the Affiliate Transferor or any other Affiliate of the Affiliate Transferor prior to it ceasing to be an Affiliate of the Affiliate Transferor.

14.4	Right of First Offer

14.4.1	Right of First Offer. If Hunch and/or its respective Affiliates (who shall be deemed to constitute a group for the purposes of this Clause 14.4) or Blade and/or its respective Affiliates (who shall be deemed to constitute a group for the purposes of this Clause 14.4) (each, an “Offeror”) wishes to make a Transfer of all of its Shares, the Offeror shall send a written notice (“ROFO Notice”) informing the other group (“Offeree”) that it desires to Transfer all the Shares (“ROFO Shares”). The ROFO Notice shall include terms and conditions of the Transfer of ROFO Shares.

14.4.2	Election Notice. Within thirty (30) Business Days from the date of receipt of the ROFO Notice (“Offeree Election Period”), the Offeree shall, if it desires to purchase the ROFO Shares, provide written notice to the Offeror which shall be binding (“Offeree Election Notice”), that it wishes to purchase, either by itself or through any party identified by the Offeree, all and not less than all the ROFO Shares at a price as specified in the Offeree Election Notice (“Offeree Election Price”). In the event that the Offeree fails to provide an Offeree Election Notice to the Offeror within the Offeree Election Period or notifies the Offeror of its decision not to make an offer for all and not less than all the ROFO Shares within the Offeree Election Period, the provisions of this Clause 14.4shall be deemed to be waived by the Offeree such that the Offeror may sell all and not less than all the ROFO Shares as set out in the ROFO Notice to any third party not being a Competitor (“Transferee”) within a period of one hundred and eighty(180) days from the end of the Offeree Election Period (“Third Party Transfer Period”) provided that the price at which ROFO Shares are Transferred to a Transferee shall not be less than the Offeree Election Price.

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14.4.3	At any time within one hundred eighty (180) days after the issuance of the Offeree Election Notice (“ROFO Period”), the Offeror may notify the Offeree in writing (“ROFO Acceptance Notice”) that it accepts the offer of the Offeree contained in the Offeree Election Notice to buy the ROFO Shares at the Offeree Election Price.

14.4.4	Sale and Transfer to the Offeree. Upon the issuance of the ROFO Acceptance Notice, the Offeree shall be under an obligation to purchase the ROFO Shares from the Offeror at the Offeree Election Price. Such sale and Transfer shall be completed within a period of thirty (30) days after receipt of the ROFO Acceptance Notice. FlyBlade shall take all steps to ensure the Transfer of ROFO Shares from the Offeror to the Offeree pursuant to the ROFO Acceptance Notice. In the event that the ROFO Period has expired and the Offeror has not accepted or the Offeror has declined to sell the ROFO Shares to the Offeree within the ROFO Period or the Offeror fails to sell the ROFO Shares within the ROFO Period, then the Offeror shall be free to Transfer the ROFO Shares to a Transferee only at a price higher than the Offeree Election Price.

14.4.5	Closing. At the closing of any purchase of ROFO Shares by the Offeree, both of the following conditions shall be complied:

a.	The Offeror shall deliver duly stamped and executed share transfer forms and such other documents as may be required or prescribed under Law, with respect to ROFO Shares to the Offeree. Such ROFO Shares shall be free and clear of any Encumbrance (other than pursuant to this Agreement, if any), and the Offeror shall represent and warrant to the Offeree that it is the sole beneficial and legal owner of the ROFO Shares and that such ROFO Shares are free from Encumbrances. The Offeror shall not be required to make any other representations or warranties. Any Offeree purchasing the ROFO Shares shall, simultaneously, deliver at such closing, payment in full of the consideration in accordance with the price set forth in the Offeree Election Notice and any requisite transfer taxes. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the ROFO Shares to the Offeree; and

b.	If any Party defaults to comply with their respective obligations under this Clause 14.4, in case the defaulting Party is the Offeree, then, without prejudice to its other rights, the Offeror shall be entitled to freely Transfer the ROFO Shares to a Transferee (which terms, for the purposes of this Clause 14.4.5 shall include a Competitor); for clarity, conditional upon such Transferee executing the Deed of Adherence.

14.4.6	Time Period. If the sale of the ROFO Shares to a Transferee is not completed within the Third Party Transfer Period then the provisions of this Clause 14 shall apply de novo to any sale of Shares by an Offeror.

14.4.7	Notices. All notices given under this Clause 14.4shall be given concurrently to FlyBlade.

14.4.8	Compliance with Laws. Each Party shall comply with the Applicable Laws to it following any Transfer pursuant to this Clause 14.5.

14.4.9	Parent Change of Control. In connection with a change of control of Blade, Blade shall have the right to cause Hunch to sell all of the Equity Shares held by Hunch to an Affiliate of the acquiror of Blade, with the purchase price to be paid in consideration for the Equity Shares of Hunch to be calculated based upon the same multiple of FlyBlade’s Gross Margin as the acquiror of Blade pays or is to pay as a multiple of Blade’s Gross Margin in such acquisition. Notwithstanding the forgoing, if this Clause 14.4.9 is triggered prior to the day that is two (2) years from the Closing Date, such purchase price to be paid in consideration for the Equity Shares of Hunch shall in any case be not less than the Hunch Contribution plus ten percent (10%) (compounded annually).

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15.	DISSOLUTION EVENT

FlyBlade shall be dissolved upon the occurrence of any one of the following events (each such event referred to as a “Dissolution Event”):

15.1	the dissolution, liquidation, bankruptcy or voluntary winding up of FlyBlade or any of the Shareholders;

15.2	the event that a Deadlock cannot be resolved within a period of ninety (90) days from the date of occurrence of a Deadlock in accordance with Clause 10.12 or neither the Major Shareholder nor the Minor Shareholder are able to or willing to complete the Transfer of the Major Shareholder Shares or the Minor Shareholder Shares in accordance with Clause 10.12 of this Agreement.

15.3	the termination of the Licensing Agreement in accordance with its terms.

Upon dissolution of FlyBlade due to occurrence of a Dissolution Event, the aggregate proceeds of such dissolution shall be distributed pro-rata to the Shareholders, on the basis of their respective shareholding in FlyBlade, calculated on a Fully Diluted Basis.

16.	TERM AND TERMINATION

16.1	Except as otherwise provided herein, this Agreement shall be effective and binding on the Parties, in accordance with its terms from the Completion Date and shall remain in effect:

16.1.1	until such time as Hunch and Blade shall mutually agree in writing to terminate this Agreement, in which case the termination shall be effected in such manner as may be agreed by Hunch and Blade;

16.1.2	till this Agreement is terminated pursuant to Clause 16.3;

16.1.3	in the event that the Conditions Precedent set out in Clause 4 are not satisfied by the Long Stop Date; or

16.1.4	if the conditions or consequences of Force Majeure prevail resulting in a major impairment to the functioning of FlyBlade for a period of more than ninety (90) consecutive calendar days, Hunch and Blade are unable to or fail to, in good faith through mutual discussions, agree on a strategy to revive the functioning of FlyBlade, the Shareholders may mutually agree in writing to terminate this Agreement (in which case the termination shall be effected in such manner as may be agreed by Hunch and FlyBlade) or agree upon any other mutually agreed measures.

16.2	Termination of this Agreement (except as otherwise agreed to by the Parties) shall not release any Party hereto from any liability or obligation in respect of any matters, undertakings or conditions which shall not have been done, observed or performed by that Party prior to such termination or which, at the said time has already accrued to the other Party. However, nothing herein shall affect, or be construed to operate as a waiver of, the right of any Party hereto aggrieved by any Event of Default or breach of this Agreement, to compensation for any injury or damages resulting therefrom which has occurred either before or after such termination.

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16.3	Events of Default.

With respect to each Hunch and Blade, the occurrence of any one or more of the following circumstances, conditions, acts or events, for any reason whatsoever and whether any such circumstance, condition, act or event shall be voluntary or involuntary, shall constitute an “Event of Default” so long as it shall not have been remedied:

16.3.1	Either of Hunch or Blade, as the case may be, fails to perform its obligations as set out this Agreement;

16.3.2	Gross negligence, fraud, willful misconduct committed by either Hunch or Blade;

16.3.3	Either Hunch or Blade makes a Transfer of its Shares in violation of this Agreement; and

16.3.4	a change of Control of Hunch or Blade has occurred.

16.4	Consequences of an Event of Default.

16.4.1	Upon the occurrence of an Event of Default that has not been cured in accordance with Clause 16.4.2, the Party not in default (“Non-Defaulting Party”) shall be entitled to the rights and remedies as set out in this Clause 16.4.

16.4.2	The Non-Defaulting Party shall have the right to give a written notice (“Default Notice”) to the Party in default (the “Defaulting Party”)setting out (i) details of the occurrence of the Event of Default in relation to Defaulting Party; and (ii) requiring the Defaulting Party to cure such default within a period of thirty (30) Business Days from the date of the Default Notice.

16.4.3	In the event the Defaulting Party fails to remedy the default within a period of thirty (30) Business Days from the receipt of Default Notice, for any reason whatsoever, the Non-Defaulting Party shall have the right (but not the obligation) to terminate this Agreement, and also, either:

a.	make a call upon the Defaulting Party, requiring it to sell all of the Shares held by such Defaulting Party, subject to Applicable Law, at a price equal to fair market value with a ten percent (10%) discount on such fair market value to be determined by an independent valuer appointed by the Non-Defaulting Party; or

b.	require the Defaulting Party to acquire all of the Shares held by the Non- Defaulting Party, subject to Applicable Law, at a price equal to fair market value with a ten percent (10%) premium on such fair market value to be determined by an independent valuer appointed by the Non-Defaulting Party.

16.5	Notwithstanding anything contained in this Agreement, Clauses 10.7, 10.9, 13 (to the extent provided therein), 17, 18, 19, 20, 21 and 22 shall survive the termination of this Agreement.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Each Party represents, warrants and undertakes to the other Party that as at the date of this Agreement:

17.1.1	it has the legal right, power and authority to execute, deliver and perform this Agreement;

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17.1.2	it has obtained all Consents required to empower it to enter into and perform its obligations under this Agreement where failure to obtain such Consents would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement;

17.1.3	this Agreement will, when executed, constitute its valid and binding obligations; and

17.1.4	entry into and performance by it of this Agreement will not (i) breach any provision of its memorandum of association and articles of association, by-laws or equivalent constitutional documents (where such Party is a corporate entity); or (ii) result in a breach of any Laws or of any order, decree of judgment of any court or any Governmental Authority, where any such breach would affect to a material extent its ability to enter into or perform its obligations under this Agreement.

17.2	FlyBlade and Hunch each represents, warrants and undertakes to Blade that, as of the Execution Date, FlyBlade, and any action taken by Hunch on behalf of FlyBlade, has, since the date on which FlyBlade was incorporated, complied with all Applicable Laws, including, but not limited to, Anti-Bribery Laws.

17.3	Repetition of Warranties. Each of the Warranties made on the Execution Date shall stand repeated on the Completion Date with respect to the facts then existing as if they were made on such day and the Warranties so repeated shall remain in full force and effect in all respects at all times from the Completion Date to the Completion Date as provided in this Agreement.

18.	INDEMNITY

Each Party agrees to indemnify and hold harmless the other Parties, their Affiliates, agents and successive officers, directors, employees and agents and their respective successors, heirs and assigns promptly upon demand at any time and from time to time, from and against any and all Loss to which any indemnified Party may become subject, insofar as such Losses arise out of, or in any way relate to, or result from any breach of any material Warranties, obligations, covenants or agreement of the indemnifying Party contained in this Agreement. Neither Party nor FlyBlade shall be liable to a Party for any consequential, indirect, exemplary, incidental, special or punitive damages based on any claim arising out of this Agreement.

19.	CONFIDENTIALITY

19.1	Each Party undertakes with each other Party that it shall treat as strictly confidential all information including the terms of this Agreement, received or obtained by it or its directors, officers, managers, employees as a result of entering into or performing this Agreement or the business or affairs of a Party and subject to the provisions of this Clause 19 that it will not at any time hereafter make use of or disclose or divulge to any party any such information and shall use its best endeavours to prevent the publication or disclosure of any such information.

19.2	The restrictions contained in this Clause 19 shall not apply so as to prevent a Party from making any disclosure required under Applicable Law or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Clause 19 shall apply to and the disclosing Party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 19 by a Party.

19.3	The restrictions contained in this Clause 19 shall not apply so as to prevent any of the Parties from disclosing all information received or obtained by them to their respective Affiliates (provided always that the provisions of this Clause 19 shall apply to and the disclosing Party shall procure that they apply to and are observed in relation to, the use or disclosure by such Affiliate of the information provided to it).

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20.	INTELLECTUAL PROPERTY

20.1	Unless expressly provided otherwise, each of Hunch, Blade and FlyBlade shall retain ownership of all trademarks, copyrights, patents, trade secrets, and other Intellectual Property rights and information it may now possess or own or has made application for with respect to its business. All title, ownership rights, and all Intellectual Property rights in any system, software, processes, methodology or information or content provided by Hunch to FlyBlade and by Blade to FlyBlade shall remain the sole and exclusive property of Hunch and Blade, respectively. Neither Party shall acquire any right, title, interest, or license in any Intellectual Property belonging to any other Party as result of the execution of this Agreement.

20.2	Policy for Protection of Intellectual Property.

The Parties agree that it is in their respective interests and FlyBlade best interests to protect the Intellectual Property of Hunch, Blade, FlyBlade and any third party; therefore, the Parties agree to implement comprehensive policies and procedures to protect, and ensure no misappropriation of, all such Intellectual Property.

21.	GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION

21.1	Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of India. The Parties hereby submit to the exclusive jurisdiction of the courts at New Delhi, India.

21.2	Dispute Resolution.

21.2.1	In the event a claim, difference, dispute or controversy arises in connection with the interpretation or implementation of this Agreement, including without limitation any difference with respect to the existence or validity hereof, the activities performed hereunder, or the breach hereof, termination or expiration of this Agreement (“Dispute”), the Parties shall, through their executives, discuss in good faith to resolve the Dispute. In case the Dispute is not settled within forty-five (45) days from the first meeting of the said executives or such longer period as may be agreed, it shall be referred to arbitration in accordance with the Clause 21.2.2 below.

21.2.2	All Disputes that have not been satisfactorily resolved under Clause 21.2.1 above shall be referred to and settled by arbitration in accordance with the rules of The London Court of International Arbitration.

21.2.3	The Disputes shall be referred to arbitration by a sole arbitrator mutually appointed by Hunch and Blade; and if the Parties fail to agree upon a sole arbitrator, the Disputes shall be referred to a panel of three arbitrators, one arbitrator to be appointed by Hunch, one arbitrator to be appointed by Blade, and the third arbitrator to be appointed by the two arbitrators appointed by the Parties.

21.2.4	Seat of Arbitration shall be London. The law governing the arbitration proceedings shall be English Law.

21.2.5	Language of Arbitration shall be English.

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21.2.6	The Parties expressly agree to exclude the applicability of Part I of the Arbitration and Conciliation Act, 1996 (“Arbitration Act”) to an arbitration or proceeding in relation to this Agreement, with the exception of the following. Parties expressly agree that only Section 9, Section 27 and Section 37 of the Arbitration Act shall apply to an arbitration or proceeding arising out of a dispute in relation to the Licensing Agreement only. To clarify, where a dispute arises in connection with multiple provisions of this Agreement and Licensing Agreement, Section 9, Section 27 and Section 37 of the Arbitration Act would only apply to the portion of the dispute or relief sought in respect of the dispute arising out the Licensing Agreement provided the amount of claim under the request for arbitration does not exceed the Royalty and Revenue Share (if applicable) paid in the immediate previous financial year under the Licensing Agreement. It is further clarified that Section 9, Section 27 and Section 37 of Arbitration Act are expressly excluded in relation to an arbitration or proceeding in relation to this Agreement.

21.2.7	The Parties agree that during the period of submission of any Dispute to arbitration and thereafter until the granting of the award, except only in relation to the matters directly under a Dispute, the Parties shall, except in the event of termination, continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement without prejudice to a final adjustment in accordance with such award. Neither the Parties nor the Arbitration Tribunal may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the remaining Parties.

22.	GENERAL CLAUSES

22.1	Notices

22.1.1	Any notice provided for in this Agreement shall be in writing and shall be (i) first transmitted by e-mail and then confirmed by courier or registered post with acknowledgement due or by internationally recognised courier service.

22.1.2	All notices shall be deemed to have been validly given on the Business Day immediately after the date when it was first transmitted by email.

22.1.3	Each Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by informing the other Parties, in writing, not later than thirty (30) Business Days from the date of change in address.

The Notice Address for FlyBlade shall be:

Blade Urban Air Mobility, Inc.
Attn: Melissa Tomkiel

General Counsel 499 East 34th Street

New York, NY 10016

Email: melissa@flyblade.com

with a copy, to:

Hunch Ventures and Investments Private Limited
Attn: Karanpal Singh

Director

005 Ground Floor, Plot No. 09, Copia Corporate Suites
Jasola, New Delhi, South Delhi-110044, India

Email: karan@hunchventures.com

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The Notice address for Blade shall be:

Blade Urban Air Mobility, Inc.
Attn: Melissa Tomkiel

General Counsel
499 East 34th Street

New York, NY 10016

Email: melissa@flyblade.com

with copies, which shall not constitute notice, to:

Schulte Roth &Zabel, LLP
Attn: Boris Ziser; Andrew Fadale
919 3rd Avenue

New York, NY 10022
Email: Boris.Ziser@srz.com;
Andrew.Fadale@srz.com

Nishith Desai Associates
Attn: Vaibhav Parikh

375 Park Avenue, Suite 2607
New York, NY 10152

Email: vaibhav.parikh@nishithdesai.com

The Notice address for Hunch shall be:

Hunch Ventures and Investments Private Limited
Attn: Karanpal Singh

Director

005 Ground Floor, Plot No. 09, Copia Corporate Suites
Jasola, New Delhi, South Delhi-110044, India

Email: karan@hunchventures.com

22.2	Further Assurance. The Parties shall, with reasonable diligence, do all such things, take all such actions and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

22.3	Assignment. This Agreement is personal to the Parties hereto and the rights and obligations arising hereunder shall not be assignable by them except to the extent expressly permitted under this Agreement or with the prior written Consent of the other Parties hereto.

22.4	No Press Release without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement will be issued by any of the Parties without the prior written approval of the other Party.

22.5	Expenses. Each Party hereto shall bear its own costs and disbursements of and incidental to the execution of this Agreement, including professional fees and costs of its respective advisors and counsel. The stamp duty or any other charges or costs incurred in relation to this Agreement shall be borne by the FlyBlade.

22.6	Specific Performance. The Parties agree that damages may not be an adequate remedy and any Party shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain any other Party from committing any violation or enforce the performance of the covenants, representations and obligations contained in this Agreement.

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22.7	Reservation of Rights.No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision. Any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any right under or arising out of this Agreement, or of the subsequent breach, or acquiescence to or recognition of rights other than as expressly stipulated in this Agreement.

22.8	Entire Agreement. This Agreement and the Definitive Agreements (including all such deeds and documents issued or executed pursuant hereto or referred to herein) constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and thereof and supersede all previous agreements and understandings, both oral and written, in this regard between the Parties with respect to the subject matter hereof and thereof. Except in the case of fraud, no Party shall have any right of action against any other Party arising out of any pre-contractual statement (whether oral or written) or any post-contractual oral modification to this Agreement except to the extent such statement is included and given effect to under this Agreement.

22.9	Non-Exclusive Remedies. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

22.10	Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

22.11	Conflicts with the Articles. Subject to Applicable Law, each Party acknowledges that, if any provision of the Articles conflicts with any provision of this Agreement, the provisions of this Agreement shall prevail between the Shareholders as private contracting parties and not as Shareholders to the extent contemplated under this Agreement and, at the reasonable request of any Party, the other Parties shall procure that the Articles be amended so as to remedy such conflict.

22.12	Amendment. No modification, representation, promise or agreement in connection with the subject matter of this Agreement shall be valid and effective unless made in writing and signed by the Parties.

22.13	Rights of Third Parties.Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated by this Agreement.

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22.14	Non-Partnership. The Parties acknowledge and agree that each of them are separate legal entities pursuing their own business, and in entering into and performing this Agreement each will act as independent entities, and not as an association of persons coming together with a common purpose or design, a partnership, nor is one Party the agent of any other Party. Notwithstanding anything to the contrary contained in the Agreement, it is the intent of the Parties that nothing contained therein shall be construed to effect any partnership, joint venture, joint stock company, master and servant, agency, association of persons or any other form of legal relationship giving rise to joint liability or joint and several liability. Neither Party is authorized to make any representations on behalf of the other Party in dealing with third parties or to bind the other Party with any legal obligations to third parties. Any employee, subcontractor or agent of a Party who is assigned to perform such Party’s obligations hereunder shall remain at all times under its exclusive direction and control and shall not be deemed to be an employee, subcontractor or agent of the other Party. Neither Party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other Party, or to represent the other Party as agent, employee, or in any other capacity.

22.15	Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that Party.

22.16	Conflicts. The Parties agree that in the event that any provision contained in this Agreement conflicts with or contradicts any provision contained in the Licensing Agreement, the terms and conditions with respect to such conflicting or contradicting provision as set forth in the Licensing Agreement shall prevail.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AND DELIVERED BY THEIR DULY AUTHORISED REPRESENTATIVES AS OF THE DAY AND YEAR HEREINABOVE WRITTEN

[Execution Page Follows]

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SIGNED AND DELIVERED FOR AND ON BEHALF OF HUNCH VENTURES AND INVESTMENTS PVT. LTD THROUGH

/s/ Karanpal Singh
By: Mr. Karanpal Singh
Title: Director

Signature:

Name:

Address:

Occupation:

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SIGNED AND DELIVERED FOR AND ON BEHALF OF

BLADE US, LLC

/s/ Rob Wiesenthal

By: Rob Wiesenthal

Title: Authorized Signatory

WITNESS

Signature:

Name:

Address:

Occupation:

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SIGNED AND DELIVERED FOR AND ON BEHALF OF
FLYBLADE INDIA PVT.LTD.

/s/ Amit Dutta
By: AMIT DUTTA
Title: DIRECTOR

WITNESS

Signature:	/s/ Amit Dutta
Name:
Address:
Occupation:

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Annexure I

Business Plan

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Form of CP Satisfaction Notice

Annexure II

Dated: [●]

Place: [●]

To

Hunch Ventures and Investment Private Limited/ Blade US, LLC

Address: [●]

Subject: Notice certifying the completion of ‘Conditions Precedent’ as set out under the Joint Venture Agreement (“JVA”) dated 24th March, 2019 executed between FlyBlade (India) Private Limited (“Company”); Hunch Ventures and Investment Private Limited (“Hunch”) and Blade US, LLC (United States of America) (“Blade”) at New Delhi.

Dear Sir(s),

This is with respect to the captioned subject matter. The Company, by virtue of being a party to the JVA is under obligation to provide the present ‘CP Satisfaction Notice’ to Hunch and Blade affirming the completion / fulfilment of ‘Conditions Precedent’ as mentioned under the JVA to the satisfaction of Hunch and Blade. The following documents have been enclosed with the present notice evidencing completion or fulfilment of the said ‘Conditions Precedent’:

1.            [●]

2.            [●]

3.            [●]

Accordingly, it is hereby requested that the same may be taken on record and a meeting be convened by the aforesaid Parties to the JVA determining the ‘Completion Date’ (as defined in the Agreement) which shall in no case be later than the ‘Long Stop Date’ (as defined under the Agreement).

Thanking You

Yours Sincerely

Amit Dutta

Director

For FlyBlade

Joint Venture Agreement

March 24, 2019

Strictly Confidential

Annexure III

Reserved Matters

1.	any increase or decrease in the authorized shares of FlyBlade, or the authorization or issuance of any new class of equity shares;

2.	any amendment or modification to the Memorandum of Association, the Articles of Association or Certificate of Incorporation, unless such amendment or modification is strictly and expressly required under the Companies Act;

3.	any merger, reorganization or consolidation of FlyBlade with a non-related third party or similar transaction;

4.	any purchase or sale of material assets outside the ordinary course, outside the scope of the Business Plan or in contradiction with the limitations set forth in the Annual Budget;

5.	formation of any subsidiaries or the entering into of any partnership, franchise or other joint venture;

6.	any change in in the Accounting Principles, statutory auditor, internal auditor or financial controller;

7.	any change in the scope of Business, including exclusivity and geographic restrictions, or entrance into a new line of business;

8.	any incurrence of indebtedness, guarantee of indebtedness or agreements for the borrowing of money in exchange for the securing of a lien on the assets of FlyBlade by a third-party;

9.	any approval of dividends, stock splits or equity redemptions;

10.	any approval or execution of agreements or transactions with Affiliates of Hunch or Blade;

11.	any offering of securities to the public, including an initial public offering;

12.	any hiring of Key Officers and determination of executive compensation, including management incentive plans;

13.	any incurrence of capital expenditures, which amount to twenty percent (20%) of budgeted amount for capital expenditures in the Business Plan or Annual Budget;

14.	any approval or execution of contracts in which FlyBlade agrees to be bound by any non- compete, non-solicit or other restrictive covenants,

15.	any use of Intellectual Property of FlyBlade, which is not provided for in the Business Plan or otherwise provided for in the Licensing Agreement;

16.	any changes or modifications to any tax filings or the tax strategy of FlyBlade;

17.	any approval of any regulatory filings using the “Blade” name or the Intellectual Property of Blade; or

18.	any admission of a new Shareholder, including in connection with a Transfer, directly or indirectly, of any Equity Shares by an existing Shareholder (other than Transfers to an Affiliate of such existing Shareholder in accordance with Clause 14.4).

Joint Venture Agreement

March 24, 2019

Strictly Confidential

Annexure IV

Form of Deed of Adherence

This deed of adherence (“Deed”) is made on this [●] day of [●] at [●]:

BY AND AMONGST

1.	[●], (hereinafter referred as the “Covenantor”, which term and expression shall, unless repugnant to the subject, meaning or context thereof be deemed to mean and include its successor(s) and permitted assign(s) to whom the shares (“Shares”) of the Company have been transferred by [●] (“Transferor”) or to whom the Shares of the Company have been issued and allotted, as the case may be) of the First Part;

AND

2.	M/s FlyBlade (India) Private Limited, a company incorporated under the provisions of Companies Act, 2013, having its registered office at ‘The Circle 5th Floor, Huda City Centre, Sector-29, Gurgaon-122001, Haryana, India, through its director/ authorized signatory Mr. Karanpal Singh authorized vide board resolution dated [●] (hereinafter referred to as the “Company”, which term and expression shall, unless repugnant to the subject, meaning and context thereof, be deemed to mean and include its successor(s) and permitted assign(s)) of the Second Part;

AND

3.	[●] (hereinafter referred to as the “Continuing Shareholders” which term and expression shall, unless repugnant to the subject, meaning and context thereof, be deemed to mean and include their respective successors-in-interest and permitted assign(s)) of the Third Part.

This Deed is supplemental to the Joint Venture Agreement (“Agreement”) made and executed on the 24th day of March, 2019 by and amongst the Company, Hunch Ventures and Investment Private Limited and Blade US, LLC.

NOW, THEREFORE, THIS DEED WITNESSETH AS FOLLOWS:

In consideration of the Transferor having transferred [●] Shares to the Covenantor or in consideration of the Company having issued and allotted [●] Shares to the Covenantor, and in consideration of the Continuing Shareholders hereto having agreed to such transfer/ allotment, the Covenantor hereby agrees and undertakes as follows:

1.	The Covenantor hereby confirms and acknowledges that copies of the Agreement and articles of association of the Company (“Articles”) have been made available to it and that it has read and understood the provisions thereof.

2.	The Covenantor hereby covenants with the Continuing Shareholders, the Company and with such other person(s) who may, from time to time, expressly adhere to the Agreement, to observe, perform and be bound by all the terms as are applicable to the Transferor (in the case of allotment) under the Agreement and shall be deemed, with effect from the date on which the Covenantor is registered as a member of the Company, to be a party to the Agreement. The Covenantor shall be bound by all the terms of the Agreement as they apply to the Transferor and as if the Covenantor had executed the Agreement instead of the Transferor.

Joint Venture Agreement

March 24, 2019

Strictly Confidential

3.	The Covenantor shall be deemed to be a Shareholder with effect from the date on which the Covenantor is registered as a member of the Company.

4.	The Covenantor hereby covenants that it shall do nothing that deviates from the provisions of the Agreement and/ or the Articles.

5.	This Deed shall be governed in all respects by the laws of India. The courts at Delhi shall have appropriate jurisdiction in the event of any dispute arising out of or in relation to the Shares transferred by the Transferor or out of this Deed of Adherence

All capitalised terms, unless defined herein, shall have the same meaning as assigned to them under the Agreement.

Executed as a Deed on the day and year first above written.

For the Covenantor

By: [●]

Title:

For the Transferor

By: [●]

Title: [●]

For the Continuing Shareholders

By: [●]

Title: [●]

For the Company

By: [●]

Title: [●]